PROSPECTUS SUPPLEMENT

(To Prospectus dated March 26, 1998)

                                 $11,573,316,429

                        Morgan Stanley Dean Witter & Co.

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                             GLOBAL UNITS, SERIES C

                             -----------------------

                  Due More Than Nine Months from Date of Issue

                             -----------------------

     Morgan Stanley Dean Witter & Co. (the "Company") may offer from time to time, either alone or as part of a Unit, its Global Medium-Term Notes, which are issuable in one or more series and may be offered and sold in the United States, outside the United States or both in and outside the United States simultaneously. Global Medium-Term Notes issued as part of a Unit will be issued in conjunction with one or more Universal Warrants, Purchase Contracts or any combination thereof. See "Description of Units." The Global Medium-Term Notes, Series C (the "Notes"), and the Global Units, Series C, each consisting of one or more Series C Notes, Universal Warrants, Purchase Contracts or any combination thereof (the "Units" and together with the Series C Notes, the "Program Securities"), offered by this Prospectus Supplement are offered primarily in the United States at an aggregate initial public offering price of up to $11,573,316,429, or the equivalent thereof in other currencies, including the euro and composite currencies such as the ECU (the "Specified Currency"). See "Important Currency Exchange Information." Such aggregate offering price is subject to reduction as a result of the sale by the Company of certain other Debt Securities, including the sale of the Company's Global Medium-Term Notes, Series D and Series E and Global Units, Series D and Series E outside the United States and of certain Warrants, Preferred Stock, Purchase Contracts and Units. See "Plan of Distribution."

     The Notes may be issued as Senior Indebtedness or Subordinated Indebtedness. Subordinated Indebtedness will be subordinate to all Senior Indebtedness. See "Description of Debt Securities -- Subordinated Debt" in the accompanying Prospectus. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or a floating rate as set forth therein and specified in the applicable Pricing Supplement. Such interest rates may be determined by reference to the prices of certain securities or commodities. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). Each Note will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or be repayable at the option of the holder prior to maturity and will be issued in fully registered form in denominations of $1,000 (or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of $1,000 (or, in the case of Notes not denominated in U.S. dollars, 1,000 units of the Specified Currency). Any terms relating to Notes being denominated in foreign currencies or composite currencies will be as set forth in the applicable Pricing Supplement.

     Universal Warrants included in Units will entitle the holders thereof to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities. The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Pricing Supplement. A Universal Warrant issued as part of a Unit may not be separated from the other securities comprising such Unit prior to such Warrant's expiration date unless otherwise specified in the applicable Pricing Supplement.

     Purchase Contracts included in Units will require the holders thereof to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities. A Purchase Contract issued as part of a Unit may not be separated from the other securities comprising such Unit prior to such Purchase Contract's settlement date, unless otherwise specified in the applicable Pricing Supplement. The applicable Pricing Supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a Purchase Contract.

     Each Program Security will be represented either by a Global Program Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Program Security"), or by a certificate issued in definitive form (a "Certificated Program Security"), as set forth in the applicable Pricing Supplement. Interests in Global Program Securities representing Book-Entry Program Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Book-Entry Program Securities will not be issuable as Certificated Program Securities except under the circumstances described in the accompanying Prospectus.

                             -----------------------



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------




                               Price to                 Agent's                        Proceeds to
                              Public(1)             Commissions(2)                   Company(2)(3)
                              ---------             --------------                   -------------
Per Note or Unit......         100.000%               .125%-.750%                    99.875% -99.250%
Total(4)..............     $11,573,316,429     $14,466,646 - $86,799,873    $11,558,849,783 - $11,486,516,556


-------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount and Units will be sold at 100% of the principal amount of any Notes included therein.

(2) Unless otherwise specified in the applicable Pricing Supplement, the commission payable to an Agent for each Program Security sold through the Agent will range from .125% to .750% of the Price to Public of such Program Security; provided, however, that commissions with respect to Program Securities having a maturity of 30 years or greater will be negotiated. The Company may also sell Program Securities to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers.

(3)  Before deducting expenses payable by the Company estimated at $3,935,500.

(4) Or the equivalent thereof in other currencies, including composite currencies.

                             -----------------------


     Offers to purchase the Program Securities are being solicited from time to time by Morgan Stanley & Co. Incorporated ("MS & Co.") and Dean Witter Reynolds Inc. ("DWR"), wholly owned subsidiaries of the Company (each an "Agent" and, together, the "Agents"), on behalf of the Company. The Agents have agreed to use reasonable efforts to solicit purchases of such Program Securities. The Company may also sell Program Securities to an Agent acting as principal for its own account or otherwise as determined by such Agent. No termination date for the offering of the Program Securities has been established. The Company or the Agents may reject any order in whole or in part. The Program Securities will not, unless otherwise noted in the applicable Pricing Supplement, be listed on any securities exchange, and there can be no assurance that the Program Securities offered hereby will be sold or that there will be a secondary market for the Program Securities. See "Plan of Distribution."

     This Prospectus Supplement and the accompanying Prospectus may be used by the Agents in connection with offers and sales of the Program Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. The Agents may act as principal or agent in such transactions.

                             -----------------------



                           MORGAN STANLEY DEAN WITTER

March 26, 1998





     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Agents. This Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                              Prospectus Supplement

Important Currency Exchange Information.....................................S-3
Description of Notes........................................................S-4
Description of Units.......................................................S-24
Foreign Currency Risks.....................................................S-31
United States Federal Taxation.............................................S-32
Plan of Distribution.......................................................S-45
Legal Matters..............................................................S-46

                                   Prospectus

Available Information.........................................................2
Incorporation of Certain Documents by Reference...............................2
The Company...................................................................4
Use of Proceeds...............................................................4

     Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed

     Charges and Preferred Stock Dividends....................................5
Description of Debt Securities................................................5
Description of Warrants......................................................11
Description of Purchase Contracts............................................13
Description of Units.........................................................14
Limitations on Issuance of Bearer Securities and Bearer Debt Warrants........14
Description of Capital Stock.................................................15
Global Securities............................................................27
Plan of Distribution.........................................................29
Legal Matters................................................................30
Experts......................................................................31
ERISA Matters for Pension Plans and Insurance Companies......................31

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PROGRAM SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON SUCH PROGRAM SECURITIES. SPECIFICALLY, THE AGENTS SPECIFIED IN THE RELEVANT PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE PROGRAM SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON SUCH PROGRAM SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" HEREIN AND IN THE RELEVANT PRICING SUPPLEMENT.

                             -----------------------


                     IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Program Securities in U.S. dollars, and payments of principal, premium, if any, and interest on, Notes or payments with respect to Units or any security comprised by such Unit will be made in U.S. dollars, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made (and subject, in the case of Book-Entry Program Securities, to any additional procedures that may be required), payment of principal, premium, if any, and interest on, Notes (or any payment with respect to a Unit or any security constituting such Unit) in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes," "Description of Units" and "Foreign Currency Risks."

     If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note (or any payment with respect to a Unit or any security constituting such Unit) to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note (or any payment with respect to a Unit or any security constituting such Unit) to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by MS & Co., in its capacity as Exchange Rate Agent, or such other Exchange Rate Agent identified in the Pricing Supplement. The costs of such conversion will be borne by the holder of the Note or Unit through deductions from such payments.

     References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

                             -----------------------


                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made. In particular, as used under this caption, the term "Company" means Morgan Stanley Dean Witter & Co. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note. The Notes described herein may be offered either alone or as part of a Unit. See "Description of Units."

     If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit (the "ECU"), in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

General

     The Notes may be issued either alone or as part of a Unit, under the Senior Debt Indenture ("Senior Notes") or the Subordinated Debt Indenture ("Subordinated Notes"). The Notes issued under each Indenture, together with the Company's Global Medium-Term Notes, Series D, and its Global Medium-Term Notes, Series E, referred to below under "Plan of Distribution," will constitute a single series under such Indenture, together with any medium-term notes of the Company issued in the future under such Indenture which are designated by the Company as constituting a single series of securities with the Notes and the Global Medium-Term Notes, Series D, and Global Medium-Term Notes, Series E, for purposes of such Indenture. Neither Indenture limits the amount of additional indebtedness that the Company may incur. At November 30, 1997, the Company had approximately $14.0 billion aggregate principal amount of medium-term notes outstanding under the Senior Debt Indenture and approximately $77.8 million aggregate principal amount of medium-term notes outstanding under the Subordinated Debt Indenture. Such aggregate principal amounts may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company. For the purpose of this paragraph, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

     Notes issued under the Senior Debt Indenture will rank pari passu with all other Senior Indebtedness of the Company and with all other unsecured and unsubordinated indebtedness of the Company, subject to certain statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank pari passu with all other subordinated indebtedness of the Company and, together with such other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company. See "Description of Debt Securities -- Subordinated Debt" in the Prospectus. At November 30, 1997, the Company had outstanding approximately $39.2 billion of Senior Indebtedness, approximately $1.3 billion of subordinated indebtedness and approximately $999 million of Capital Units. Each Capital Unit consists of a subordinated debenture of Morgan Stanley Finance plc, a subsidiary of the Company, guaranteed by the Company on a subordinated basis and a related purchase contract issued by the Company requiring the holder to purchase one depositary share representing ownership of a fraction or multiple of a share of the Company's preferred stock.

     Fixed Rate Notes, Amortizing Notes and Original Issue Discount Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Floating Rate Notes (including Renewable Notes, as defined below) will mature on an Interest Payment Date (as defined below) more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be specified for Notes denominated in foreign or composite currencies or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

     Unless otherwise provided in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

     The Notes will be offered on a continuing basis, and each Note will be issued, either alone or as part of a Unit, initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the Prospectus under "Global Securities," Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

     The Notes may be presented for payment of principal, premium, if any, and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose; provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Global Securities -- Registered Global Securities" in the Prospectus. On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is The Chase Manhattan Bank (formerly known as Chemical Bank), acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001.

     The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto, the interest rate or interest rate formula, ranking, maturity, currency or composite currency, principal amount and any other terms on which each such Note will be issued.

     As used herein, the following terms shall have the meanings set forth below:

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (i) with respect to LIBOR Notes (as defined below), that is also a London Banking Day,
(ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars or ECUs, in the principal financial center of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in Sydney and (iv) with respect to Notes denominated in ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

     An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

     "London Banking Day" means any day on which dealings in deposits in the relevant Index Currency (as defined below) are transacted in the London interbank market.

     "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the relevant Indenture.

     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

Payment Currency

     If the Notes are denominated in a Specified Currency other than U.S. Dollars, and the holder does not elect (in whole or in part) to receive payment in U.S. dollars pursuant to the next succeeding paragraph, payment of interest, principal or any premium with regard to such Notes will be made by wire transfer of immediately available funds to an account maintained by the holder thereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable payment date; provided that, if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register; and provided, further, that payment of the principal of the Notes, any premium and the interest due at maturity (or on any redemption or repayment date) will be made upon surrender of the Notes at the office or agency of the Paying Agent.

     If so specified in the applicable pricing Supplement, the holder of Notes denominated in a Specified Currency other than U.S. dollars may elect to receive all or a portion of payments on such Notes in U.S. dollars by transmitting a written request to the Paying Agent, on or prior to the Record Date or at least ten Business Days prior to the maturity date or any redemption or repayment date, as the case may be. Such election shall remain in effect unless such request is revoked by written notice to the Paying Agent as to all or a portion of payments on such Notes at least five Business Days prior to such Record Date or at least ten days prior to the maturity date or any redemption or repayment date, as the case may be.

     If the holder elects to receive in U.S. dollars all or a portion of payments of principal, premium, if any, or interest on, Notes denominated in a Specified Currency other than U.S. dollars, the Exchange Rate Agent will convert the Specified Currency into U.S. dollars based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Company) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency (as described under "European Monetary Union" below), the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of such Notes effect the payment of principal of, premium, if any, or interest on, any Note denominated in such Specified Currency in euro in lieu of such Specified Currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable Specified Currency will not constitute an Event of Default.

European Monetary Union

     Special Provisions Relating to Notes Denominated in ECU

     The value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and pound sterling). On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the euro at the rate of one euro for one ECU. The euro will be divided into one hundred cents and references in this section to the "euro" and the "cent" are to such new currency adopted pursuant to the Treaty. The European Council is expected to decide no later than July 1, 1998, which of the 15 member states of the EC will be deemed eligible to adopt the euro on the basis of an examination of certain macro-economic criteria, including the achievement of price, long-term interest rate and exchange rate stability as well as public financing sustainable without excessive deficit. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU will be payable in euro at the rate of one euro for one ECU. In such circumstances, the following provisions for payment in a component currency will not apply.

     Alternative Calculations for Payment of Notes Denominated in ECU in a Component Currency

     With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after that date with respect to the Notes and coupons shall be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Optional Redemption" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

     On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes and coupons having a due date prior thereto but not yet presented for payment are to be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Optional Redemption" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

     The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

     The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency in question.

     If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

     Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

     All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

     Special Provisions Relating to Payments on Notes Denominated in the Currencies of EC Member States

     If, pursuant to the Treaty, the euro is substituted for all or some of the currencies of the member countries of the EC, the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of the affected Notes effect the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

Interest and Principal Payments

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date. See "United States Federal Taxation -- Discount Notes" below.

     U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary (as defined below), as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 (or the equivalent) or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date shall be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to maturity (or the date of redemption or repayment if a Note is redeemed or repaid prior to maturity), in the case of principal or premium of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date, in the case of a payment of interest, and on or prior to the twelfth Business Day prior to maturity (or the date of redemption or repayment if a Note is redeemed or repaid prior to maturity) in the case of a payment of principal or premium. The Depositary will notify the Paying Agent of such election on or prior to the fifth Business Day after such Record Date, in the case of a payment of interest, and on or prior to the tenth Business Day prior to maturity (or the date of redemption or repayment if a Note is redeemed or repaid prior to maturity) in the case of a payment of principal or premium. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States; otherwise the beneficial owner will receive payments in U.S. dollars.

     Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Federal Taxation -- Discount Notes" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

Fixed Rate Notes

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each March 1 and September 1 and at maturity or upon any earlier redemption or repayment. Payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each March 1, June 1, September 1 and December 1 or semiannually on each March 1 and September 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request made to the Company, to subsequent holders.

     Interest on Fixed Rate Notes will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the date of issuance, until but excluding the date the principal thereof has been paid or duly made available for payment (except as provided below). If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

     Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

Floating Rate Notes

     Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"),
(e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the Constant-Maturity Treasury Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. The determination of the rate of interest at which a Floating Rate Note will be reset on any Interest Reset Date will be made on the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Interest on Floating Rate Notes will be payable as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date (other than the maturity date or any earlier redemption or repayment date) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest
Rate).

     The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes and CMT Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is pounds sterling will be such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date (or, with respect to any principal amount to be redeemed or repaid, any redemption or repayment date), as the case may be.

     Interest rates will be determined by the Calculation Agent as follows:

     CD Rate Notes

     CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in an amount that is representative for a single transaction at that time with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "CD Rate" in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

     Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                             D x 360
                      Money Market Yield = ------------  x 100
                                           360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity.

     Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 11:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Federal Funds Rate" in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

     LIBOR Notes

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

               (i) As of the Interest Determination Date, the Calculation Agent will determine (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date), that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates), or if no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

               (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates) or no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the specified Index Maturity, commencing on the second London Banking Day immediately following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date), to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than $1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with the Company) on such Interest Determination Date for loans in the Index Currency to leading European banks, for the period of the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date) and in a principal amount of not less than $1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated; provided, however, that if the euro is substituted for such currency (or such composite currency), the Index Currency shall be the euro. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency or its designated successor. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

     Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth above, the "Prime Rate" in effect for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the "Treasury Rate" for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

     CMT Rate Notes

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed for the Index Maturity designated in such CMT Rate Note on the Designated CMT Telerate Page (as defined below) under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15 " under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to the related Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include an Agent or other affiliates of the Company) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest
Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

Renewable Notes

     The Company may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement. Renewable Notes are Book-Entry Floating Rate Notes.

     The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates in March and September in each year (unless different Interest Payment Dates are specified in the applicable Pricing Supplement) (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date (unless a different extension period is specified in the applicable Pricing Supplement), unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

     Unless otherwise specified in the applicable Pricing Supplement, an election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

     The Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price of 100% of the principal amount of the Renewable Notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

     Renewable Notes may also be issued, from time to time, with the Spread or Spread Multiplier to be reset by a remarketing agent in remarketing procedures (the "Remarketing Procedures") to be specified in such Renewable Notes and in the applicable Pricing Supplement. A description of the Remarketing Procedures, the terms of the remarketing agreement between the Company and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the Remarketing Procedures will be set forth in the applicable Pricing Supplement.

Exchangeable Notes

     Notes may be issued, from time to time, that are optionally or mandatorily exchangeable into the securities of an entity unaffiliated with the Company, into a basket of such securities, into an index or indices of such securities or into any combination of the above, as may be set forth in the applicable Pricing Supplement (the "Exchangeable Notes"). The Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium.

     Unless otherwise specified in the applicable Pricing Supplement, optionally Exchangeable Notes (the "Optionally Exchangeable Notes") will entitle the holder of such a Note, during a period, or at specific times, to exchange such Note for the underlying security, basket of securities or index or indices of securities (or combination thereof) at a specified rate of exchange. If so specified in the applicable Pricing Supplement, Optionally Exchangeable Notes will be redeemable at the option of the Company prior to maturity. If the holder of an Optionally Exchangeable Note does not elect to exchange such Note prior to maturity or any applicable redemption date, such holder will receive the principal amount of such Note.

     Unless otherwise specified in the applicable Pricing Supplement, mandatorily Exchangeable Notes (the "Mandatorily Exchangeable Notes") do not entitle the holder of such a Note to exchange such Note prior to maturity; at maturity, the holder is required to exchange such Note for the underlying security, basket of securities or index or indices of securities (or combination thereof) at a specified rate of exchange, and, therefore, the holder of a Mandatorily Exchangeable Note may receive less than the principal amount of such Note at maturity. If so indicated in the applicable Pricing Supplement, the specified rate at which a Mandatorily Exchangeable Note may be exchanged may vary depending on the value of the underlying security, basket of securities or index or indices (or combination thereof) so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying security, basket of securities or index or indices (or combination thereof).

     Upon exchange, at maturity or otherwise, the holder of an Exchangeable Note may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket or index or indices at the specified exchange rate or the cash value of such underlying security or securities, as may be specified in the applicable Pricing Supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities or both, and the Exchangeable Notes may or may not provide for protection against fluctuations in the rate of currency exchange between the currency in which such Note is denominated and the currency or currencies in which the market prices of such underlying security or securities are quoted, as may be specified in the applicable Pricing Supplement. Exchangeable Notes may have other terms, which will be specified in the applicable Pricing Supplement.

     If an Optionally Exchangeable Note is represented by a Registered Global Security, the Depositary's nominee will be the holder of such Note or any interest therein and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary's nominee will timely exercise a right to exchange with respect to a particular Note or any portion thereof, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a
Note in order to ascertain the deadline for such an instruction in order for timely notice to be delivered to the Depositary.

     Payments upon Acceleration of Maturity

     If the principal amount payable at maturity of any Exchangeable Note is declared due and payable prior to maturity, the amount payable (unless otherwise specified in the applicable Pricing Supplement) with respect to (i) an Optionally Exchangeable Note will equal the face amount of such Note plus accrued interest, if any, to but excluding the date of payment, provided that if a holder shall have exchanged an Optionally Exchangeable Note prior to such time without having received the amount due upon such exchange, the amount payable shall be the amount due upon exchange and shall not include any accrued but unpaid interest, and (ii) a Mandatorily Exchangeable Note will equal an amount determined as if the date of such declaration were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Currency Linked Notes

     Notes may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to the value of one or more currencies (or composite currencies) as compared to the value of one or more other currencies (or composite currencies) ("Currency Linked Notes"). Information as to the one or more currencies (or composite currencies) to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is indexed, the currency in which the face amount of the Currency Linked Note is denominated (the "Denominated Currency"), the currency in which principal on the Currency Linked Note will be paid (the "Payment Currency"), specific historic exchange rate information, any currency risks relating to the specific currencies selected, and certain additional tax considerations, if any, will be set forth in the applicable Pricing Supplement. The Denominated Currency and the Payment Currency may be the same currency or different currencies. Unless otherwise specified in the applicable Pricing Supplement, interest on Currency Linked Notes will be paid in the Denominated Currency based on the face amount of the Currency Linked Note at the rate per annum and on the dates set forth in the applicable Pricing Supplement. Currency Linked Notes may include, but are not limited to, Notes of the types described below.

     Principal Exchange Rate Linked Securities (PERLS)

     PERLS are Currency Linked Notes pursuant to which the principal amount payable on any principal payment date equals the Payment Currency equivalent at such date of a fixed amount of a designated currency (or composite currency) (the "Indexed Currency"). Generally, the fixed amount of Indexed Currency to which the principal of a PERLS will be linked will be approximately equal in value to the face amount of the PERLS in the Denominated Currency based on the exchange rate between the Indexed Currency and the Denominated Currency in effect at the time of pricing. The Denominated Currency, the Indexed Currency and the Payment Currency will be identified in the applicable Pricing Supplement. In addition, the fixed amount of the Indexed Currency to which the principal of the PERLS is linked will be set forth in the applicable Pricing Supplement for a specific representative face amount of the PERLS as well as for the aggregate face amount of all PERLS forming part of the same issue (the "Conversion Reference Amount").

     Holders of PERLS may receive an amount of principal greater than, less than or equal in value to the face amount of the PERLS, depending on the change, if any, in the relative exchange rates of the Denominated Currency, the Payment Currency and the Indexed Currency from the issue date to the date that is two Exchange Rate Days (as defined below) preceding the maturity date.

     The Payment Currency equivalent of any Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the purchase by the reference dealers of the Conversion Reference Amount of the Indexed Currency with the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; and provided further that if the Payment Currency and the Indexed Currency are identical, then the Payment Currency equivalent of any Indexed Currency amount will be such amount.

     "Exchange Rate Day" means, with respect to any currency conversion, any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close and that is a business day in each of the cities designated in the Pricing Supplement for the currencies being converted and, in the case of conversions involving ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

     Reverse Principal Exchange Rate Linked Securities (Reverse PERLS)

     Reverse PERLS are Currency Linked Notes pursuant to which the principal amount payable on any principal payment date equals the Payment Currency equivalent at such date of a fixed amount of a designated currency (or composite currency) (the "First Indexed Currency") minus the Payment Currency equivalent at maturity of a fixed amount of another designated currency (or composite currency) (the "Second Indexed Currency"); provided that the minimum principal amount payable at maturity will be zero. Generally, the fixed amount of the First Indexed Currency to which the principal of a Reverse PERLS will be linked will be approximately equal in value to twice the face amount of the Reverse PERLS in the Denominated Currency, and the fixed amount of the Second Indexed Currency to which the principal of a Reverse PERLS will be linked will be approximately equal in value to the face amount of the Reverse PERLS in the Denominated Currency, in each case based on the exchange rate between each Indexed Currency and the Denominated Currency in effect at the time of pricing.

     Holders of Reverse PERLS may receive an amount of principal greater than, less than (with a minimum of zero) or equal in value to the face amount of the Reverse PERLS, depending on the change, if any, in the relative exchange rates of the Denominated Currency, the Payment Currency and the First and Second Indexed Currencies from the issue date to the date that is two Exchange Rate Days preceding the maturity date.

     The Denominated Currency, the First and Second Indexed Currencies and the Payment Currency will be identified in the applicable Pricing Supplement. In addition, the fixed amounts of the First and Second Indexed Currencies to which the principal of the Reverse PERLS is linked will be set forth in the applicable Pricing Supplement for a specific representative face amount of the Reverse PERLS as well as for the aggregate face amount of all Reverse PERLS forming part of the same issue (respectively, the "First Conversion Reference Amount" and the "Second Conversion Reference Amount").

     The Payment Currency equivalent of any First Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the purchase by the reference dealers of the First Conversion Reference Amount of the First Indexed Currency with the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the First Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the First Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the First Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any First Indexed Currency amount will be such amount.

     The Payment Currency equivalent of any Second Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from the reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the sale by the reference dealers of the Second Conversion Reference Amount of the Second Indexed Currency for the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Second Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Second Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the Second Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any Second Indexed Currency amount will be such amount.

     Multicurrency Principal Exchange Rate Linked Securities (Multicurrency
PERLS)

     Multicurrency PERLS are Currency Linked Notes pursuant to which the principal amount payable on any principal payment date equals the Payment Currency equivalent at such date of a fixed amount of a designated currency (or composite currency) (the "First Indexed Currency") plus or minus the Payment Currency equivalent at maturity of a fixed amount of a second designated currency (or composite currency) (the "Second Indexed Currency") plus or minus the Payment Currency equivalent at maturity of a fixed amount of a third designated currency (or composite currency) (the "Third Indexed Currency"); provided that the minimum principal amount payable at maturity will be zero. Generally, the added and subtracted fixed amounts of the First, Second and Third Indexed Currencies (each, an "Indexed Currency") to which the principal of a Multicurrency PERLS will be linked will have an aggregate value approximately equal to the face amount of the Multicurrency PERLS in the Denominated Currency based on exchange rates between each Indexed Currency and the Denominated Currency in effect at the time of pricing.

     Holders of Multicurrency PERLS may receive an amount of principal greater than, less than (with a minimum of zero) or equal in value to the face amount of the Multicurrency PERLS, depending on the change, if any, in the relative exchange rates for the Denominated Currency, the Payment Currency and the First, Second and Third Indexed Currencies from the issue date to the date that is two Exchange Rate Days preceding the maturity date.

     The Denominated Currency, each Indexed Currency, the Payment Currency and whether the fixed amounts of the Second and Third Indexed Currencies are to be added or subtracted to determine the principal amount payable at maturity of the Multicurrency PERLS will be set forth in the applicable Pricing Supplement. In addition, the fixed amounts of the First, Second and Third Indexed Currencies to which the principal of the Multicurrency PERLS is linked will be set forth in the applicable Pricing Supplement for a specific representative face amount of the Multicurrency PERLS as well as for the aggregate face amount of all Multicurrency PERLS forming part of the same issue (respectively, the "First Conversion Reference Amount," the "Second Conversion Reference Amount" and the "Third Conversion Reference Amount," each a "Conversion Reference Amount"). As used herein, "Added Indexed Currency" means the First Indexed Currency and any other Indexed Currency that is added to determine the principal amount payable at maturity of the Multicurrency PERLS and a "Subtracted Indexed Currency" means an Indexed Currency that is subtracted to determine the principal amount payable at maturity of the Multicurrency PERLS.

     The Payment Currency equivalent of any Added Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the purchase by the reference dealers of the applicable Conversion Reference Amount of the Added Indexed Currency with the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Added Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Added Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the Added Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any Added Indexed Currency amount will be such amount.

     The Payment Currency equivalent of any Subtracted Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the sale by the reference dealers of the applicable Conversion Reference Amount of the Subtracted Indexed Currency for the Payment Currency, for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Subtracted Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Subtracted Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the Subtracted Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any Subtracted Indexed Currency amount will be such amount.

     Payments upon Acceleration of Maturity

     If the principal amount payable at maturity of any PERLS, Reverse PERLS or Multicurrency PERLS is declared due and payable prior to maturity, the amount payable with respect to such Note will be paid in the Denominated Currency and will equal the face amount of such Note plus accrued interest to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

     Notes may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more commodity prices, securities of entities unaffiliated with the Company, baskets of such securities or indices and on such other terms as may be set forth in the relevant Pricing Supplement.

Extension of Maturity

     The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note or a Currency Linked Note) will indicate whether the Company has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years (each, an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Fixed Rate Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     The Company may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first-class mail, postage prepaid, setting forth (a) the election of the Company to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period; and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 A.M., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Paying Agent to send notice of such higher interest rate to the holder of such Note by first-class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate for the Extension Period, whether or not tendered for repayment.

     If the Company elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be so repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 P.M., New York City time, on the immediately succeeding Business Day).

Book-Entry System

     Upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, ranking, maturity date and other terms, if any, will be represented by a single Global Note, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, ranking, maturity date and other terms, if any, will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes (or interests therein) and, except under the circumstances described in the Prospectus under "Global Securities," Book-Entry Notes (or interests therein) will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     A further description of the Depositary's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Prospectus under "Global Securities." The Depositary has confirmed to the Company, the Agent and each Trustee that it intends to follow such procedures.

Optional Redemption

     If applicable, the Pricing Supplement will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. Unless otherwise specified in an applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

Repayment at the Noteholders' Option; Repurchase

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

     In order for such a Note to be repaid, the Paying Agent must receive at least 15 days but not more than 30 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

     If a Note is represented by a Registered Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a
Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancellation.

                              DESCRIPTION OF UNITS

     The following description of the Units offered hereby, including the designation and the terms of the Notes, Universal Warrants and Purchase Contracts that may be included in a Unit, supplements the description of the Units, Universal Warrants and Purchase Contracts set forth in the Prospectus, to which reference is hereby made. In particular, the terms of the Universal Warrants and Purchase Contracts offered hereby relate solely to Universal Warrants and Purchase Contracts issued as part of a Unit. The terms and conditions of Notes issued as part of a Unit are set forth above under "Description of Notes."

     The particular terms of the Units, including the terms of the Notes, Universal Warrants and Purchase Contracts that may be included in a Unit, offered pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth in the Prospectus under "Description of Units," "Description of Warrants," "Description of Purchase Contracts" and "Description of Debt Securities" and those set forth below under "-- General," "-- Certain Provisions of the Unit Agreement," "-- Purchase Contracts," "-- Universal Warrants" and "-- Certain Provisions of the Universal Warrant Agreement" and above under "Description of Notes" will apply to each Unit and to any Universal Warrant, Purchase Contract or Note included in such Unit, respectively, unless otherwise specified in the applicable Pricing Supplement. Provisions related to the introduction of the euro at the start of the third stage of EMU, described above under "Description of Notes -- European Monetary Union" may apply to Units and any Purchase Contract or Universal Warrants comprised by such Units as specified in the applicable Prospectus Supplement.

General

     The Company may issue from time to time Units that may include one or more Notes, Universal Warrants or Purchase Contracts. Reference is made to the applicable Pricing Supplement for (i) the designation and the terms of the Units and of the Notes, Universal Warrants, Purchase Contracts, or any combination thereof, comprising such Units, including whether and under what circumstances such Notes, Universal Warrants or Purchase Contracts may be traded separately,
(ii) a description of any additional terms of the Unit Agreement (as defined below) and (iii) a description of any additional provisions for the issuance, payment, settlement, transfer or exchange of the Units (or of the securities comprised by such Units).

     Unless otherwise specified in the applicable Pricing Supplement, Units will be issued only in fully registered form, in denominations of a single Unit and any integral multiple thereof, with face amounts as indicated in the applicable Pricing Supplement. Unless otherwise specified int he applicable Pricing Supplement, the Units will be issued pursuant to the Unit Agreement dated as of March 12, 1998 (the "Unit Agreement") among the Company, The Chase Manhattan Bank, as Unit Agent (the "Unit Agent"), as Collateral Agent (the "Collateral Agent"), and as Trustee and Paying Agent under the Senior Debt Indenture and as Warrant Agent under the Universal Warrant Agreement, and the holders from time to time of the Units. Each Unit will be issued as either a Book-Entry Unit or a Certificated Unit, and any security comprised by such Unit shall be in the corresponding form.

     Book-Entry System. Upon issuance, all Book-Entry Units comprising the same securities and having the same issue date and other terms, if any, will be represented by a single registered global Unit (a "Registered Global Unit"). Each Registered Global Unit representing Book-Entry Units (and each Registered Global Security (as defined in the Prospectus under "Global Securities") comprised by such Registered Global Unit) will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Unless otherwise specified in the applicable Pricing Supplement, Certificated Units will not be exchangeable for Book-Entry Units (or interests therein) and, except under the circumstances described in the Prospectus under "Global Securities," Book-Entry Units (or interests therein) will not be exchangeable for Certificated Units and will not otherwise be issuable as Certificated Units.

     If a Book-Entry Unit represented by a Registered Global Unit (i) includes a Universal Warrant entitling the holder to exercise the Universal Warrant to purchase or sell Warrant Property (as defined below), (ii) includes any Note or Purchase Contract that entitles the holder thereof to redeem, accelerate or take any other action with respect to such Note or Purchase Contract or (iii) otherwise entitles the holder of the Unit to take any action with respect to the Unit or any security comprised by such Unit, the Depositary's nominee will be the only entity that can exercise such right. In order to ensure that the Depositary's nominee will timely exercise a right conferred by a Unit (or by the securities comprised by such Unit) with respect to a particular Unit (or any security comprised by such Unit) or any portion thereof, the beneficial owner of such Unit must instruct the broker or other direct or indirect participant through which it holds an interest in such Unit to notify the Depositary of its desire to exercise any such right. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Unit in order to ascertain the deadline for such an instruction in order for timely notice to be delivered to the Depositary.

     A further description of the Depositary's procedures with respect to Registered Global Securities (including Registered Global Units and the other Registered Global Securities comprised by such Units) representing Book-Entry Securities is set forth in the Prospectus under "Global Securities." The Depositary has confirmed to the Company, the Unit Agent, the Collateral Agent, the Paying Agent, the Warrant Agent and each Trustee that it intends to follow such procedures.

     Payments with respect to Units and Securities Comprised by Units. At the office of the Unit Agent in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose, (i) the Units, accompanied by each of the securities comprised by such Unit (unless the applicable Pricing Supplement indicates that any such securities are separable from such Unit), may be presented for payment or delivery of Warrant Property or Purchase Contract Property (as defined below) or any other amounts due with respect thereto, (ii) transfer of the Units will be registrable and (iii) the Units will be exchangeable, provided that Book-Entry Units will be exchangeable only in the manner and to the extent set forth under "Global Securities" in the Prospectus. On the date hereof, the agent for the payment, transfer and exchange of the Units is The Chase Manhattan Bank, as Unit Agent, acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001. No service charge will be made for any registration of transfer or exchange of the Units (or of any security comprised by such Unit) or interest therein, except for any tax or other governmental charge that may be imposed in connection therewith.

Certain Provisions of the Unit Agreement

     Under the terms of the Unit Agreement, each holder of a definitive Unit and each beneficial owner of a Book-Entry Unit, by its acceptance thereof, (i) consents to and agrees to be bound by the terms of the Unit Agreement and (ii) appoints the Unit Agent as its authorized agent to execute, deliver and perform any Purchase Contract (other than a Prepaid Purchase Contract which requires no performance by the holder) included in such Unit in which such holder or beneficial owner has an interest on behalf of such holder or beneficial owner, as the case may be. Under the terms of the Unit Agreement, each holder of a definitive Unit and each beneficial owner of a Book-Entry Unit, by acceptance thereof, irrevocably agrees to be a party to and be bound by the terms of any Purchase Contract (other than a Pre-paid Purchase Contract which requires no performance by the holder) included in such Unit in which such holder or beneficial owner has an interest. Upon the registration of transfer of a Unit, the transferee will assume the obligations, if any, of the transferor under any Purchase Contract included in such Unit and under any other security comprised by such Unit in which such holder or beneficial owner has an interest, and the transferor will be released from such obligations. Pursuant to the terms of the Unit Agreement, the Company has consented to the transfer of any such obligations to the transferee, to the assumption of such obligations by the transferee and the release of the transferor, if such transfer is made in accordance with the provisions of the Unit Agreement.

     Remedies. The Unit Agreement provides that upon the acceleration of the Notes (or Pre-paid Purchase Contracts) comprised by any Units, the obligations of the Company and the holders under any Purchase Contracts comprised by such Units may also be accelerated upon the request of the holders of not less than 25% of all the Purchase Contracts, on behalf of all such holders, that constitute a part of Units that comprise such accelerated Notes. No holder of any Unit or interest therein shall have any right by virtue of or by availing itself of any provision of the Unit Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Unit Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless such holder shall have given written notice to the Unit Agent and the Company of the occurrence and continuance of a default thereunder and, (i) in the case of an Event of Default under the Notes or the Senior Debt Indenture, unless the procedures (including notice to the Trustee and the Company) described in Article Five of the Senior Debt Indenture have been complied with and (ii) in the case of certain defaults under any Purchase Contracts included in such Unit, unless the holders of not less than 25% of the affected Purchase Contracts comprised by all Units then outstanding shall have made written request upon the Unit Agent to institute such action or proceeding in its own name as Unit Agent under the Unit Agreement and shall have offered to the Unit Agent such reasonable indemnity as it may require, and the Unit Agent for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such request shall have been given to the Unit Agent pursuant to the Unit Agreement in writing by the holders of a majority of the outstanding affected Units. If such conditions have been satisfied, any holder of an affected Unit may then (but only then) institute such action or proceeding. Notwithstanding the above, the holder of any Unit or Purchase Contract will have the unconditional right to purchase or sell, as the case may be, Purchase Contract Property pursuant to such Purchase Contract and to institute suit for the enforcement of such right.

     Except as may be described in a Pricing Supplement applicable to a particular series of Units, there are no covenants or other provisions in the Unit Agreement providing for a put or increased interest or otherwise that would afford holders of Units additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

     Modification. The Unit Agreement and the terms of the Purchase Contracts and the Purchase Contract Certificates may be amended by the Company and the Unit Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Unless otherwise specified in the applicable Pricing Supplement, the Unit Agreement will contain provisions permitting the Company and the Unit Agent, with the consent of the holders of not less than a majority of all series of Units at the time outstanding under such Unit Agreement and affected thereby (voting as one class), to modify the rights of the holders of the Units of each series so affected or the terms of any Purchase Contracts included in any such series of Units and the terms of the Unit Agreement relating to the Purchase Contracts of each series so affected, except that no such modification may, without the consent of the holder of each outstanding Unit affected thereby, (i) impair the right to institute suit for the enforcement of any Purchase Contract,
(ii) materially adversely affect the holders' rights under any Purchase Contract or Unit or (iii) reduce the aforesaid percentage of outstanding Units issued under the Unit Agreement, the consent of the holders of which is required for the modification or amendment of the provisions of the Unit Agreement relating to any such Purchase Contracts or for any waiver of compliance with certain provisions of the Unit Agreement or waiver of certain defaults relating to any such Purchase Contracts. Modifications of any Notes comprised by Units may only be made in accordance with the Senior Debt Indenture, as described in the Prospectus under "Description of Debt Securities -- Modification of the Indentures." Modifications of any Universal Warrants comprised by Units may only be made in accordance with the terms of the Universal Warrant Agreement as described below under "Certain Provisions of the Universal Warrant Agreement."

     Title. The Company, the Unit Agent and any agent of the Company or the Unit Agent will treat the registered owner of any Unit or Purchase Contract as the owner thereof (whether or not the Note constituting a part of such Unit shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment, the performance of any Purchase Contracts included in any series of Units and for all other purposes.

     Replacement of Unit Certificates or Purchase Contract Certificates. Any mutilated certificate evidencing a definitive Unit or Purchase Contract will be replaced at the expense of the holder upon surrender of such certificate to the Unit Agent. Certificates that have been destroyed, lost or stolen will be replaced at the expense of the holder upon delivery to the Company and the Unit Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Unit Agent. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the Unit Agent and the Company may be required at the expense of the holder of the Units or Purchase Contracts evidenced by such certificate before a replacement will be issued.

     The Unit Agreement provides that, notwithstanding the foregoing, no such replacement certificate need be delivered (i) during the period beginning 15 days before the day of mailing of a notice of redemption or of any other exercise of any right held by the Company with respect to the Unit (or any security comprised by such Unit) evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of such notice, (ii) if such mutilated, destroyed, lost or stolen certificate evidences any security selected or called for redemption or other exercise of a right held by the Company or (iii) at any time on or after the date of settlement or redemption, as applicable, with respect to any Purchase Contract included in the Unit (or at any time on or after the last exercise date with respect to any Universal Warrant included in the Unit) evidenced by such mutilated, destroyed, lost or stolen certificate, except with respect to any Units that remain or will remain outstanding following such date of settlement or redemption or such last exercise date.

     Governing Law. The Unit Agreement, the Units and the Purchase Contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Purchase Contracts

     The Company may, pursuant to the Unit Agreement, issue from time to time, as part of a Unit with one or more Notes or Universal Warrants, Purchase Contracts for the purchase or sale of (a) securities of an entity unaffiliated with the Company, a basket of such securities, and index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities (collectively, "Purchase Contract Property"). The applicable Pricing Supplement will specify whether or not a Purchase Contract issued as part of a Unit may be separated from the other securities comprised by such Unit prior to such Purchase Contract's settlement date. Purchase Contracts may not be so separated prior to the 91st day after the issuance of a Unit, unless otherwise specified in the applicable Pricing Supplement. The applicable Pricing Supplement will also specify the methods by which the holders may purchase or sell such Purchase Contract Property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a Purchase Contract. The Unit Agreement will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Unit Agent will not be required to qualify as a trustee thereunder and the holders of Units and Purchase Contracts will not have the benefits of the protections of the Trust Indenture Act. However, any Notes or Pre-paid Purchase Contracts issued as part of a Unit will be issued under an indenture qualified under the Trust Indenture Act and the trustee thereunder will have qualified as a trustee under the Trust Indenture Act.

     The Purchase Contracts may be issued in fully registered global or definitive form, as specified in the applicable Pricing Supplement. In each case, the form of the Purchase Contract included in a Unit will correspond to the form of the Unit and of any Note or Universal Warrant included in such Unit. See "Global Securities" in the Prospectus.

     Under circumstances specified in the applicable Pricing Supplement, payments in respect of principal of Notes that are part of Units that include Purchase Contracts requiring the holders to purchase Purchase Contract Property may be applied by the Unit Agent in satisfaction of the obligations of the holders of the Units under the related Purchase Contracts (unless a holder has delivered cash in respect of its obligations under such Purchase Contract). Upon settlement of any such Purchase Contract, the Purchase Contract Property will be delivered only upon presentation and surrender of the certificates evidencing Units at the office of the Unit Agent. If a holder delivers cash in settlement of its obligations under a Purchase Contract that is part of a Unit, any related Note that is a part of such Unit will remain outstanding if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable Pricing Supplement, the holder will receive a registered Certificated Note or an interest in a registered Global Note.

     In order to secure the observance and performance of any covenants and agreements of the holders of Purchase Contracts contained in the Unit Agreement and in such Purchase Contracts, holders of Purchase Contracts acting through the Unit Agent, as their attorney-in-fact, shall be deemed to grant, sell, convey, assign, transfer and pledge unto The Chase Manhattan Bank, in its capacity as Collateral Agent, for the benefit of the Company, as collateral security for the performance when due by such holders of their respective obligations under the Unit Agreement and under such Purchase Contracts, a security interest in and to, and a lien upon and right of set-off (the "Pledge") against, all of their right, title and interest in and to (i) any Notes that are part of Units that include such Purchase Contracts, or such other property as may be specified in the applicable Pricing Supplement (the "Pledged Items"); (ii) all additions to and substitutions for such Pledged Items as may be permissible, if so specified in the applicable Pricing Supplement; (iii) all income, proceeds and collections received or to be received, or derived or to be derived, at any time from or in connection with (i) and (ii) above; and (iv) all powers and rights owned or thereafter acquired under or with respect to the Pledged Items. All payments with respect to any Pledged Items received by the Collateral Agent shall be paid by the Collateral Agent, unless such payments have been released from the Pledge pursuant to the Unit Agreement, to the Company in satisfaction of the respective obligations of the holders of the Units of which such Pledged Items are a part under the Purchase Contracts forming a part of such Units.

     Unless otherwise specified in the applicable Pricing Supplement, in the event that a holder does not elect to deliver cash in settlement of its obligations under a Purchase Contract that is part of a Unit and fails to present and surrender the certificate evidencing the Units held by such holder to the Unit Agent when required, the Purchase Contract Property to be purchased by such holder under the Purchase Contracts evidenced thereby shall be registered in the name of, and together with any distributions thereon shall be held by, the Unit Agent in trust for the benefit of such holder until such certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent or the Company in respect thereof. In the event that a certificate is not presented (or such evidence and indemnity are not provided) on or prior to the date two years after the relevant settlement date with respect to the related Purchase Contract, any payments received by the Unit Agent in respect of the Purchase Contract Property delivered in respect of the Units evidenced by such certificate will be paid by the Unit Agent to the Company and such holder will thereafter be required to look solely to the Company for payment thereof. The Unit Agent will have no obligation to invest or to pay interest on any amounts held by the Unit Agent pending distribution, as described above.

     Unsecured Obligations of the Company. The Purchase Contracts are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Purchase Contracts, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.

Universal Warrants

     The Company may issue from time to time, as part of a Unit with one or more Notes or Purchase Contracts, Universal Warrants to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities (collectively, "Warrant Property"). The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the Warrant Property or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Pricing Supplement. The applicable Pricing Supplement will specify whether or not a Universal Warrant issued as part of a Unit may be separated from the other securities comprised by such Unit prior to such Universal Warrant's expiration. Universal Warrants may not be so separated prior to the 91st day after the issuance of a Unit, unless otherwise specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Universal Warrants comprising part of a Unit will be issued under the Universal Warrant Agreement dated as of March 12, 1998 (the "Universal Warrant Agreement") between the Company and The Chase Manhattan Bank, as Warrant Agent (the "Warrant Agent"), and may be issued in one or more series as set forth in the applicable Pricing Supplement. The following summaries of certain provisions of the Universal Warrant Agreement and Universal Warrants do not purport to be complete and such summaries are subject to the detailed provisions of such Universal Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Universal Warrants.

     Reference is made to the applicable Pricing Supplement for the following terms of and information relating to any Universal Warrants: (i) the specific designation and aggregate number of and the price at which the Universal Warrants will be issued; (ii) the currency or composite currency for which the Universal Warrants may be purchased; (iii) the date on which the right to exercise the Universal Warrants shall commence and the date on which such right shall expire or, if the Universal Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable; (iv) the identity of any depositaries, execution or paying agents, transfer agents, registrars or determination or other agents in respect of the Universal Warrants; (v) whether such Universal Warrants are put Warrants or call Warrants; (vi) (a) the specific Warrant Property (and the amount thereof) purchasable or saleable upon exercise of each Universal Warrant; (b) the price at which and the currency or composite currency with which such Warrant Property may be purchased or sold upon such exercise (or the method of determining the same); (c) whether such exercise price may be paid in cash, by the exchange of any other security offered with such Universal Warrants or both and the method of such exercise; and (d) whether the exercise of such Universal Warrants is to be settled in cash or by delivery of the underlying securities or commodities or both; and (vii) any other terms of the Universal Warrants.

     Unless otherwise specified in the applicable Pricing Supplement, the Universal Warrants may be issued in fully registered global or definitive form, as specified in the applicable Pricing Supplement. In each case, the form of the Universal Warrant included in a Unit will correspond to the form of the Unit and of any other securities included in such Unit. See "Global Securities" in the Prospectus.

     At the option of the holder, upon request confirmed in writing and subject to the terms of the Universal Warrant Agreement, Universal Warrants in definitive form may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed), but only in connection with the transfer of the applicable Unit and each of the securities comprised by such Unit, unless otherwise specified in the applicable Pricing Supplement, at the corporate trust office of the Warrant Agent (or any other office indicated in the Pricing Supplement relating to the Units comprising such Universal Warrants) without service charge and upon payment of any taxes and other governmental charges as described in the Universal Warrant Agreement. Such transfer or exchange will be effected only if the Warrant Agent is satisfied with the documents of title and identity of the person making the request.

Certain Provisions of the Universal Warrant Agreement

     Modifications. The Universal Warrant Agreement and the terms of the Universal Warrants and the Universal Warrant Certificates may be amended by the Company and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     The Company and the Warrant Agent may also modify or amend the Universal Warrant Agreement and the terms of the Universal Warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Universal Warrants affected, provided that no such modification or amendment that changes the exercise price of the Universal Warrants, reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Universal Warrants may be exercised or otherwise materially and adversely affects the rights of the owners of the Universal Warrants or reduces the percentage of outstanding Universal Warrants, the consent of whose owners is required for modification or amendment of the Universal Warrant Agreement or the terms of the Universal Warrants, may be made without the consent of the owners affected thereby.

     Merger, Consolidation, Sale or Other Disposition. If at any time there shall be a merger or consolidation of the Company or a transfer of substantially all of its assets, as permitted under the applicable Indentures, the successor corporation thereunder shall succeed to and assume all obligations of the Company under the Universal Warrant Agreement and the Universal Warrant Certificates. The Company shall thereupon be relieved of any further obligation under the Universal Warrant Agreement and the Universal Warrants. The Company shall notify the Warrantholders of the occurrence of any such event. See "Description of Debt Securities -- Certain Covenants" in the Prospectus.

     Enforceability of Rights of Warrantholders; Governing Law. The Warrant Agent will act solely as an agent of the Company in connection with the Universal Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Universal Warrant Certificates or beneficial owners of Universal Warrants. Any holder of Universal Warrant Certificates and any beneficial owner of Universal Warrants may, without the consent of the Warrant Agent, any other holder or beneficial owner, enforce by appropriate legal action, on its own behalf, its right to exercise the Universal Warrants evidenced by such Universal Warrant Certificates, in the manner provided therein and in the Universal Warrant Agreement. No holder of any Universal Warrant Certificate or beneficial owner of any Universal Warrants shall be entitled to any of the rights of a holder of the Warrant Property purchasable upon exercise of such Universal Warrants. The Universal Warrants and the Universal Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

     Unsecured Obligations of the Company. The Universal Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.

                             FOREIGN CURRENCY RISKS

Exchange Rates and Exchange Controls

     An investment in Notes, Units or any of the securities constituting such Units that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note, Unit or security included in such Unit. Depreciation against the U.S. dollar of the currency in which a Note, Unit or security included in such Unit is payable would result in a decrease in the effective yield of such Note below its coupon rate or in the payout of such Unit (or security included therein) and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a Currency Linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     Fluctuations in the rates of exchange between U.S. dollars and any other currency (i) in which payment of the exercise price of a Universal Warrant is to be made, (ii) in which the Warrant Property is denominated or (iii) that is to be purchased or sold by exercise of such Universal Warrant (or between any of the currencies noted in clauses (i) through (iii) above) may change the value of such Universal Warrant or of the Unit comprising such Universal Warrant and could result in a loss to the investor even if the spot price of the Warrant Property were such that the Universal Warrant appeared to be "in the money." Similarly, currency fluctuations between U.S. dollars, the currency in which the purchase price is denominated, the currency in which the Purchase Contract Property is denominated or, if applicable, the currency to be purchased or sold pursuant to such Purchase Contract could adversely affect the value of any Purchase Contract or of the Unit comprising such Purchase Contract and could result in a loss to the investor.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN FINANCIAL AND LEGAL ADVISORS AS TO ANY SPECIFIC RISKS ENTAILED BY AN INVESTMENT BY SUCH INVESTOR IN NOTES, UNITS OR ANY OF THE SECURITIES CONSTITUTING SUCH UNITS THAT ARE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, FOREIGN CURRENCY. SUCH NOTES, UNITS OR OTHER SECURITIES INCLUDED IN SUCH UNITS ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on, the Notes (or of any payment due with respect to a Unit). Such persons should consult their own counsel with regard to such matters.

     Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. From time to time governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar denominated Notes or Currency Linked Notes (or Universal Warrants or Purchase Contracts where the exercise or purchase price and the underlying property is denominated in currencies differing from one another or from U.S. dollars) is that their U.S. dollar-equivalent yields or payouts could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes, Units or any securities constituting such Units in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency (or of securities denominated in such currency) at the time of payment of principal of, premium, if any, or interest on, a Note (or of any payment due with respect to a Unit or any security constituting a Unit). Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars (or the applicable currency for any payment with respect to a Unit (or any of the securities constituting such Unit) would not be available when payments on such Note are due, including as a result of the replacement of such Specified Currency by a single European currency (expected to be named the euro). In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date; provided, however, that, if the Specified Currency for any Note (or the applicable currency for any payment with respect to a Unit (or any of the securities constituting such Unit)) is not available because the euro has been substituted for such Specified Currency, the Company would make such payments in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. See "Description of Notes -- Payment Currency."

     With respect to any Note, Unit or security included in such Unit denominated in a foreign currency or currency unit, or the payment of, or in respect to, any Note, Unit or security included in such Unit which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Governing Law and Judgments

     The Notes, Units, Universal Warrants and Purchase Contracts will be governed by and construed in accordance with the laws of the State of New York. If a court in the United States were to grant a judgment in an action based on Notes denominated in a Specified Currency other than U.S. dollars or on any Units, Universal Warrants and Purchase Contracts denominated in any such currency, it is likely that such court would grant judgment only in U.S. dollars. If the court were a New York court, however, such court would grant a judgment in the Specified Currency or currency in respect of which any payment on a Unit, Universal Warrant, or Purchase Contract was due. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                         UNITED STATES FEDERAL TAXATION

     In the opinion of Brown & Wood LLP, counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes and of Units consisting of Notes and certain Universal Warrants or Purchase Contracts. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth herein this summary deals only with Notes and Units purchased by a United States Holder (as defined below) on original issuance and held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as persons other than United States Holders, insurance companies, dealers in securities or foreign currencies, persons holding the Notes or Units as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or United States Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of the Notes or Units should consult with their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a Note or Unit who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if both: (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

Notes

     Payments of Interest on the Notes

     Interest paid on a Note (whether in U.S. dollars or in other than U.S. dollars), that is not a Discount Note or an Exchangeable Note, will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder's method of accounting for federal income tax purposes.

     Special rules governing the treatment of interest paid with respect to Discount Notes, including certain Notes that pay interest annually that are issued less than 15 calendar days before an Interest Payment Date, Notes that mature one year or less from their date of issuance and Notes issued for an amount less than their stated redemption price at maturity, are described under "Discount Notes" below. Special rules governing the treatment of interest paid with respect to Exchangeable Notes are described under "Optionally Exchangeable Notes" and "Mandatorily Exchangeable Notes" below.

     Discount Notes

     The following discussion is a summary of the principal United States federal income tax consequences of the ownership and disposition of Discount Notes (as defined below) by United States Holders. Additional rules applicable to Discount Notes that are denominated in a Specified Currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under "Foreign Currency Notes" below.

     A Note that has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing original issue discount ("OID") for United States federal income tax purposes (a "Discount Note"), unless such difference is less than a specified de minimis amount. The issue price of each Note in an issue of Notes issued for cash generally will equal the first price at which a substantial amount of such Notes is sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Such issue price does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a Note is the total of all payments required to be made under the Note other than "qualified stated interest" payments. The term "qualified stated interest" is defined as stated interest that is unconditionally payable at least annually at a single fixed rate of interest. In addition, qualified stated interest generally includes stated interest with respect to a variable rate debt instrument that is unconditionally payable at least annually at a single qualified floating rate or a rate that is determined using a single fixed formula that is based on objective financial or economic information. A rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated.

     No payment of interest on a Note that matures one year or less from its date of issuance will be considered qualified stated interest and accordingly such a Note will be treated as a Discount Note.

     A United States Holder of a Discount Note is required to include qualified stated interest with respect to the Note in income at the time it is received or accrued, in accordance with such holder's method of accounting.

     In addition, United States Holders of Discount Notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income, but such holders will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent they do not constitute qualified stated interest. The amount of OID includible in income for a taxable year by a United States Holder of a Discount Note will generally equal the sum of the "daily portions" of the total OID on the Discount Note for each day during the taxable year in which such holder held the Discount Note ("accrued OID"). Generally, the daily portion of OID is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to such accrual period. The term "accrual period" means an interval of time of one year or less; provided that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of OID allocable to an accrual period will be the excess of (a) the product of the "adjusted issue price" of the Discount Note at the beginning of such accrual period and its "yield to maturity" (adjusted to reflect the length of the accrual period) over (b) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of an accrual period will equal the issue price thereof plus the amount of OID previously includible in the gross income of any United States Holder (without reduction for any premium or amortized acquisition premium, as described below), less any payments made on such Discount Note (other than qualified stated interest) on or before the first day of the accrual period. The "yield to maturity" of the Discount Note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period. Under the foregoing rules, United States Holders of Discount Notes will generally be required to include in income increasingly greater amounts of OID in successive accrual periods. Special rules will apply for calculating OID for initial short or final accrual periods.

     Notes that pay interest annually that are issued less than 15 calendar days before an Interest Payment Date may be treated as Discount Notes. United States Holders intending to purchase such Notes should refer to the applicable Pricing Supplement.

     Certain of the Discount Notes may be redeemable prior to maturity at the option of the Company (a "call option") and/or repayable prior to maturity at the option of the holder (a "put option"). Discount Notes containing either or both of such features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase Discount Notes with either or both of such features should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to either or both of such features since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased Note.

     In general, a United States Holder who uses the cash method of tax accounting and who holds a Discount Note that matures one year or less from the date of its issuance (a "short-term Discount Note") is not required to accrue OID for United States federal income tax purposes unless such holder elects to do so. United States Holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks and dealers in securities, are required to include OID (or alternatively acquisition discount) on such short-term Discount Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term Discount Note will be ordinary interest income to the extent of the OID accrued on a straight-line basis (or, if elected by such holder, under the constant yield method) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders who are not subject to the current inclusion requirement described in the second sentence of this paragraph may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term Discount Notes until such OID is included in such holder's income.

     If the amount of OID with respect to a Note is less than the specified de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity), the amount of OID is treated as zero and all stated interest is treated as qualified stated interest. A United States Holder will be required to treat any stated principal payment on a Note as capital gain to the extent of the product of the total amount of de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders are permitted to elect to include all interest on a Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes with amortizable bond premium or market discount and United States Holders considering such an election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

     Market Discount and Premium

     If a United States Holder purchases a Note (other than a Discount Note or an Exchangeable Note) for an amount that is less than its issue price (or, with respect to a subsequent purchaser, its stated redemption price at maturity or, in the case of a Discount Note, its adjusted issue price), the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount.

     Under the market discount rules of the Code, a United States Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Code Section 1276(c)), the amount of gain realized on such disposition for purposes of the market discount rules shall be determined as if such holder had sold the Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on the basis of a constant interest rate.

     A United States Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition (except for certain nonrecognition transactions). A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest. Such an election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

     A United States Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest), will be considered to have purchased such Note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules of the Code, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by a fraction the numerator of which is the excess of the cost of the Note over its adjusted issue price and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest) over the adjusted issue price.

     A United States Holder who purchases a Discount Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest) will be considered to have purchased such Note at a "premium" within the meaning of the OID Regulations. In such case, the holder is not required to include any OID in gross income.

     If a United States Holder purchases a Note (other than an Exchangeable
Note) for an amount that is greater than the amount payable at maturity (or on the earlier call date, in the case of a Note that is redeemable at the option of the Company), such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the Note and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. However, if such Note may be optionally redeemed after the United States Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of such Note. Any election to amortize bond premium applies to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

     Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Note. For these purposes, the amount realized on the sale, exchange or retirement of a Note (other than an Exchangeable Note) does not include any amount attributable to accrued interest (or, in the case of a Discount Note, accrued qualified stated interest), which will be taxable as such unless previously taken into account. A United States Holder's adjusted tax basis in a Note (other than an Exchangeable Note) generally will equal the cost of the Note to such holder, increased by the amounts of any market discount, OID and de minimis OID previously included in income by the holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by the United States Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

     Subject to the discussion under "Foreign Currency Notes" and "Optionally Exchangeable Notes" below, gain or loss recognized on the sale, exchange or retirement of a Note will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Discount Note, any accrued OID which the United States Holder has not previously included in income), and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year.

     The Taxpayer Relief Act of 1997 (the "Tax Act") revised the maximum rate of tax on net capital gains for individuals on sales of certain assets (including stocks and securities). The holding period for which an asset must be held for the gain from its sale to be eligible for the lowest rate was increased from 12 months to 18 months, with a further rate reduction scheduled to take effect after the year 2000 for the sale of certain assets that have been held at least 5 years.

     A United States Holder generally will not recognize gain or loss upon the election (or revocation of such election) or failure to elect to terminate the automatic extension of maturity of a Renewable Note.

     Foreign Currency Notes

     The following discussion summarizes the principal United States federal income tax consequences to a United States Holder of the ownership and disposition of Notes (other than the Currency Linked Notes described above) that are denominated in a Specified Currency other than the U.S. dollar or the payments of interest or principal on which are payable in one or more currencies or currency units other than the U.S. dollar (a "Foreign Currency Note").

     The rules discussed below will generally not apply to a United States Holder that enters into a "qualified hedging transaction." A qualified hedging transaction is an integrated economic transaction consisting of a qualifying debt instrument, such as a Foreign Currency Note, and a "section 1.988-5(a) hedge," as defined in section 1.988-5(a)(4) of the Treasury regulations. Generally, such an integrated economic transaction, if identified as such by either the United States Holder or the Internal Revenue Service, is treated as a single transaction for United States federal income tax purposes, the effect of which is to treat such a holder as owning a synthetic debt instrument that is subject to rules applicable to Discount Notes. The rules with respect to a qualified hedging transaction are extremely complex and special rules may apply in certain circumstances, and persons that are considering hedging the currency risk are urged to consult with their own tax advisors with respect to the application of these rules.

     A United States Holder who uses the cash method of accounting and who receives a payment of interest with respect to a Foreign Currency Note (other than a Discount Note (except to the extent any qualified stated interest is received) in which OID is accrued on a current basis) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency.

     A United States Holder (to the extent the above paragraph is not applicable) will be required to include in income the U.S. dollar value of the amount of interest income (including OID or market discount and reduced by premium, acquisition premium and amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). A United States Holder may elect to determine the U.S. dollar value of such accrued income by translating such income at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. Such United States Holder will recognize ordinary gain or loss with respect to accrued interest income on the date such income is received. The amount of ordinary gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payments received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency ordinarily will not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase. For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the foreign currency received, determined on the date of sale, exchange or retirement.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such payment is received or such Note is disposed of, including any payment with respect to accrued interest, and the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of accrued interest received (determined by translating such interest at the average exchange rate for the accrual period). The foreign currency principal amount of a Foreign Currency Note generally equals the United States Holder's purchase price in units of foreign currency. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss recognized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note.

     The source of exchange gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the Note is properly reflected. Any gain or loss recognized by such a United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Discount Note, any accrued OID), and generally will be long-term capital gain or loss if the holding period of the Foreign Currency Note exceeds one year.

     Any gain or loss that is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service.

     OID, market discount, premium, acquisition premium and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. The amount of such discount or premium that is taken into account currently under general rules applicable to Notes other than Foreign Currency Notes is to be determined for any accrual period in the relevant foreign currency and then translated into the United States Holder's functional currency on the basis of the average exchange rate in effect during such accrual period. The amount of accrued market discount (other than market discount that is included in income on a current basis) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note will be the U.S. dollar value of such accrued market discount (determined on the date of receipt of such partial principal payment or upon the sale, exchange, retirement or other disposition).

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     The Code and the applicable regulations do not discuss the tax consequences of an issuance of a Foreign Currency Note that is denominated in, or has payments of interest or principal determined by reference to, a so-called hyperinflationary currency or more than one currency. On March 17, 1992, Treasury regulations were proposed with regard to debt instruments denominated in a hyperinflationary currency and certain debt instruments denominated in more than one currency. These proposed regulations are proposed to be effective for transactions entered into on or after the date such regulations are finalized.

     A Foreign Currency Note will be considered to be a debt instrument denominated in a hyperinflationary currency if it is denominated in a Specified Currency of a country in which there is cumulative inflation of at least 100% during the 36 calendar month period ending on the last day of the preceding calendar year. Under the proposed regulations, a United States Holder that acquires a Foreign Currency Note that is denominated in a hyperinflationary currency will recognize gain or loss for its taxable year determined by reference to the change in exchange rates between the first day of the taxable year (or the date the Note was acquired, if later) and the last day of the taxable year (or the date the Note was disposed of, if earlier). Such gain or loss will reduce or increase the amount of interest income otherwise required to be taken into account. Special rules apply to the extent such loss exceeds the amount of interest income otherwise taken into account.

     Under the proposed regulations, a Foreign Currency Note will be considered to be a "dual currency debt instrument" if (i) the qualified stated interest is denominated in or determined by reference to a single currency, (ii) the stated redemption price at maturity is denominated in or determined by reference to a different currency, and (iii) the amount of all payments in each currency is fixed on the issue date. A Foreign Currency Note (other than a dual currency debt instrument) will be considered to be a "multicurrency debt instrument" if payments are to be made in more than one currency and the amount of all payments in each currency is fixed on the issue date. A dual currency debt instrument will be treated as two hypothetical debt instruments, a zero coupon bond denominated in the currency of the stated redemption price at maturity and an installment obligation denominated in the currency of the qualified stated interest. A multicurrency debt instrument will be treated similarly and separated into component hypothetical debt instruments in each currency. The OID and foreign currency rules discussed above will apply to each hypothetical debt instrument. The proposed regulations do not apply to any Foreign Currency Note that is denominated in, or has payments of interest or principal determined by reference to, more than one currency except to the extent the Note meets the definition of a dual currency debt instrument or multicurrency debt instrument.

     Optionally Exchangeable Notes

     The following discussion summarizes the principal United States federal income tax consequences to a United States Holder of the ownership and disposition of Optionally Exchangeable Notes.

     Unless otherwise noted in the applicable Pricing Supplement, Optionally Exchangeable Notes will be treated as "contingent payment debt instruments" for United States federal income tax purposes. As a result, the Optionally Exchangeable Notes will generally be subject to the OID provisions of the Code and the Treasury regulations issued thereunder and a United States Holder will be required to accrue interest income on the Optionally Exchangeable Notes as set forth below.

     At the time the Optionally Exchangeable Notes are issued, the Company will be required to determine a "comparable yield" for the Optionally Exchangeable Notes that takes into account the yield at which the Company could issue a fixed rate debt instrument with terms similar to those of the Optionally Exchangeable Notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the Optionally Exchangeable Notes). The comparable yield may be greater than or less than the stated interest rate, if any, with respect to the Optionally Exchangeable Notes.

     Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, the Company will be required to construct a "projected payment schedule" in respect of the Optionally Exchangeable Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Optionally Exchangeable Notes equal to the comparable yield. NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY THE COMPANY REGARDING THE ACTUAL AMOUNT THAT THE OPTIONALLY EXCHANGEABLE NOTES WILL PAY. For United States federal income tax purposes, a United States Holder is required to use the comparable yield and the projected payment schedule established by the Company in determining interest accruals and adjustments in respect of an Optionally Exchangeable Note, unless such United States Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

     Based on the comparable yield and the issue price of the Optionally Exchangeable Notes, a United States Holder of an Optionally Exchangeable Note (regardless of accounting method) will be required to accrue as OID the sum of the daily portions of interest on the Optionally Exchangeable Note for each day in the taxable year on which the holder held the Optionally Exchangeable Note, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Optionally Exchangeable Note (as set forth below). The daily portions of interest in respect of an Optionally Exchangeable Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Optionally Exchangeable Note that accrues in the accrual period. The amount of interest on an Optionally Exchangeable Note that accrues in an accrual period is the product of the comparable yield on the Optionally Exchangeable Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Optionally Exchangeable Note. The adjusted issue price of an Optionally Exchangeable Note at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (x) the sum of the issue price of such Optionally Exchangeable Note and any interest previously accrued thereon by a holder (disregarding any positive or negative adjustments) minus (y) the amount of any projected payments on the Optionally Exchangeable Note for previous accrual periods.

     A United States Holder will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of an Optionally Exchangeable Note for a taxable year. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of an Optionally Exchangeable Note for a taxable year (i) will first reduce the amount of interest in respect of the Optionally Exchangeable Note that a United States Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the Optionally Exchangeable Note over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the Exchangeable
Note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above in
(i) and (ii) will be carried forward to offset future interest income in respect of the Optionally Exchangeable Note or to reduce the amount realized on a sale, exchange or retirement of the Optionally Exchangeable Note. Where a United States Holder purchases an Optionally Exchangeable Note at a price other than the issue price thereof, the difference between the purchase price and the issue price will generally be treated as a positive or negative adjustment, as the case may be, and allocated to the daily portions of interest or projected payments with respect to the Optionally Exchangeable Note over its remaining term.

     Upon a sale, exchange or retirement of an Optionally Exchangeable Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's tax basis in the Optionally Exchangeable Note. If the Company delivers property (other than cash) to a holder in retirement of an Optionally Exchangeable Note, the amount realized will equal the fair market value of the property, determined at the time of such retirement, plus the amount of cash, if any, received in lieu of property. A United States Holder's tax basis in an Optionally Exchangeable Note will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the Optionally Exchangeable Note (disregarding any positive or negative adjustments) and decreased by the amount of all prior projected payments in respect of the Optionally Exchangeable Note. A United States Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as capital loss.

     A United States Holder will have a tax basis in any property (other than cash) received upon the retirement of an Optionally Exchangeable Note equal to the fair market value of such property, determined at the time of such retirement. Any gain or loss realized by a United States Holder on a sale or exchange of such property will generally be capital gain or loss and will generally be long-term capital gain or loss if the sale or exchange occurs more than one year after the retirement of the Exchangeable Note.

     Mandatorily Exchangeable Notes

     Under current United States federal income tax law, it is unclear how a Mandatorily Exchangeable Note will be treated. Prospective purchasers of Mandatorily Exchangeable Notes are urged to review the applicable Pricing Supplement and consult with their tax advisors.

     PERLS, Reverse PERLS and Multicurrency PERLS

     The following discussion relates to PERLS, Reverse PERLS and Multicurrency PERLS that bear current coupons consistent with or greater than comparable dollar denominated debt obligations. In other cases, holders should refer to the discussion relating to taxation in the applicable Pricing Supplement.

     Although no authority exists that addresses instruments having characteristics similar to such instruments and the conclusions herein are therefore not entirely free from doubt, Brown & Wood LLP advises that such PERLS, Reverse PERLS and Multicurrency PERLS should constitute debt obligations for United States federal income tax purposes and that no portion of the issue price should be allocated to the foreign currency feature. The Company intends to treat PERLS, Reverse PERLS and Multicurrency PERLS as indebtedness of the Company and such characterization is binding on all United States Holders, except for holders who disclose a different position on their United States federal income tax return. In any case, the Company's treatment is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that it will be accepted.

     The Treasury regulations under the OID provisions of the Code state that a debt instrument will not be treated as a contingent debt instrument merely because some or all of the payments are denominated in or determined by reference to the value of one or more foreign currencies. It should be noted, however, that the foreign currency regulations do not yet address the treatment of instruments like PERLS, Reverse PERLS or Multicurrency PERLS and the proposed regulations do not address the treatment of such instruments except insofar as they meet the definitions of dual currency debt instruments and multicurrency debt instruments. It is possible that such regulations (or other authority), when issued, could result in tax consequences that differ from those described herein, and that such authority could apply with retroactive effect. See discussion under "Foreign Currency Notes" for a summary of other federal income tax principles that may apply to United States Holders of PERLS, Reverse PERLS and Multicurrency PERLS.

     Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

     The United States federal income tax consequences to a United States Holder of the ownership and disposition of Notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with the Company, baskets of such securities or indices will vary depending upon the exact terms of the Notes and related factors. Unless otherwise noted in the applicable Pricing Supplement, such Notes will be subject to the same United States federal income tax treatment as Optionally Exchangeable Notes.

Units

     The following discussion addresses the treatment of a Unit consisting of
(i) a Note and one or more Universal Warrants entitling the holder thereof to purchase securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above or commodities (each, a "Warrant Unit"), or (ii) a Note and one or more Purchase Contracts requiring the holder thereof to purchase securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above or commodities (each, a "Purchase Unit"). Other Units and certain Warrant Units and Purchase Units with special terms and conditions may be subject to United States federal income tax consequences that differ from those described below. United States Holders intending to purchase such Units should refer to the discussion relating to United States federal income taxation in the applicable Pricing Supplement.

     Warrant Units

     While not free from doubt, based on certain representations made by the Company it is the opinion of Brown & Wood LLP that, in the case of a Warrant Unit, the Note and the Universal Warrants comprising the Warrant Unit should be treated as separate instruments and, pursuant to the terms of the Unit Agreement, the Company and each United States Holder will be obligated (in the absence of an applicable administrative ruling or judicial determination to the contrary) to follow this treatment. Except as otherwise stated, the following discussion assumes that the Notes and Universal Warrants comprising Warrant Units will be respected as separate instruments. Under this treatment, the issue price of the Warrant Unit (determined in a similar manner as the issue price of a Note) will be allocated between the Note and the Universal Warrants based on their relative fair market values. This allocation will be set forth in the applicable Pricing Supplement and will be based on the Company's judgment as to the relative value of the Note and the Universal Warrants at the time of original issue. No assurance can be given, however, that the Internal Revenue Service will not challenge the Company's allocation. Unless otherwise noted in the applicable Pricing Supplement, the Note component of a Warrant Unit will be treated as having been issued with OID.

     The determination by the Company of the issue price of a Note and one or more Universal Warrants comprising a Warrant Unit will be binding on a holder thereof, unless such holder discloses the use of a different allocation on a statement attached to such holder's Federal income tax return for the taxable year that includes the acquisition date of the Warrant Unit. If a holder acquires a Warrant Unit at a price different from that on which the Company's allocation is based, such holder may be treated as having acquired the Note component thereof for an amount greater or less than the amount allocated to the Note by the Company as set forth above, thereby potentially resulting in "acquisition premium" or "market discount."

     Upon the exercise of a Universal Warrant, a United States Holder will not recognize gain or loss (except with respect to cash, if any, received on such exercise) and will have a tax basis in the property acquired pursuant to such exercise equal to such holder's tax basis in the Universal Warrant (as described above) plus the exercise price of the Universal Warrant. The holding period for any property so acquired will commence on the day after the date of exercise of the Universal Warrant. If any cash is received in lieu of the right to receive a fractional interest in property pursuant to a Universal Warrant, a United States Holder will recognize gain or loss the amount and character of which will be determined as if such holder had received such property and then immediately sold it for cash. If cash is received in full settlement of the right to receive property pursuant to a Universal Warrant, a United States Holder will recognize gain or loss in the same manner as on a sale or exchange of a Universal Warrant (see discussion below). On the sale of property received upon exercise of a Universal Warrant, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale and such holder's tax basis in the property (which will generally equal the exercise price of the Universal Warrant plus the portion of the issue price of the Warrant Unit that was allocated to the Universal Warrant). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or exchange, the property was held for more than one year.

     A United States Holder of a Universal Warrant will recognize gain or loss on the sale or exchange of the Universal Warrant (including if the Universal Warrant expires unexercised or is settled entirely in cash) in an amount equal to the difference between the amount realized and such holder's tax basis in the Universal Warrant (as described above). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or exchange, the Universal Warrant was held for more than one year. On a sale or exchange of a Warrant Unit, the amount realized on the sale or exchange will be allocated between the Note and the Universal Warrants comprising the Warrant Unit based on the relative fair market value of the Note and the Universal Warrants.

     The Tax Act revised the maximum rate of tax on net capital gains for individuals on sales of certain assets (including stocks and securities). The holding period for which an asset must be held for the gain from its sale to be eligible for the lowest rate was increased from 12 months to 18 months, with a further rate reduction scheduled to take effect after the year 2000 for the sale of certain assets that have been held at least 5 years.

     Unless otherwise noted in the applicable Pricing Supplement, a Note issued as part of a Warrant Unit will be taxable in the same manner as if it had been issued separately. See discussion under "Notes" above.

     It is also possible that a Warrant Unit could be characterized as a single debt instrument. Under that characterization, the Warrant Unit would constitute a contingent payment debt instrument and would be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. For a description of the treatment of contingent payment debt instruments, see discussion under "Optionally Exchangeable Notes" above.

     Purchase Unit

     Under current United States federal income tax law, it is unclear whether a Purchase Unit will be treated, in whole or in part, as a forward contract, as indebtedness of the Company, as one or more options or other derivative instruments, or as a combination thereof. No statutory, judicial or administrative authority definitively addresses the characterization for United States federal income tax purposes of a Purchase Unit or instruments similar to a Purchase Unit. As a result, significant aspects of the United States federal income tax treatment of an investment in a Purchase Unit are uncertain. No ruling has been or will be requested from the Internal Revenue Service with respect to the Purchase Units and no assurance can be given that the Internal Revenue Service or a court will agree with the analysis set forth herein. ACCORDINGLY, PROSPECTIVE INVESTORS IN A PURCHASE UNIT SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF INVESTMENTS IN THE PURCHASE UNIT IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

     Unless otherwise noted in the applicable Pricing Supplement, the Company and each United States Holder, pursuant to the terms of the Unit Agreement, will be obligated (in the absence of an applicable administrative ruling or judicial determination to the contrary) to treat a Note and one or more Purchase Contracts comprising the Purchase Unit as separate instruments. Under this characterization, the issue price of the Purchase Unit (determined in a similar manner as the issue price of a Note) will be allocated between the Note and the Purchase Contracts based on their relative fair market values. This allocation will be based on the Company's judgment as to the relative value of the Note and the Purchase Contracts at the time of original issue. Unless otherwise noted in the applicable Pricing Supplement, the Company will not allocate any of the issue price of a Purchase Unit to the Purchase Contracts. No assurance can be given, however, that the Internal Revenue Service will not challenge the Company's allocation. In the event that a portion of the issue price of a Purchase Unit is allocated to the Purchase Contracts, the applicable Note may be treated as having been issued with OID.

     The determination by the Company of the issue price of a Note and one or more Purchase Contracts comprising a Purchase Unit will be binding on a holder thereof, unless such holder discloses the use of a different allocation on a statement attached to such holder's Federal income tax return for the taxable year that includes the acquisition date of the Purchase Unit. If a holder acquires a Purchase Unit at a price different from that on which the Company's allocation is based, such holder may be treated as having acquired the Note component thereof for an amount greater or less than the amount allocated to the Note by the Company as set forth above, thereby potentially resulting in "acquisition premium" or "market discount."

     In addition, under this characterization of a Purchase Unit, a United States Holder would recognize no gain or loss upon the performance of a Purchase Contract, other than short-term capital gain or loss with respect to any cash received in lieu of the right to receive a fractional interest in property, in an amount equal to the difference between the cash received in lieu of the property being purchased and the portion of the purchase price paid for such property pursuant to the Purchase Contract. A United States Holder will generally have a tax basis in the property received pursuant to a Purchase Contract equal to the amount paid therefor. If cash is received in full settlement of the right to receive property pursuant to a Purchase Contract, a United States Holder will recognize gain or loss to the extent that the purchase price under the Purchase Contract differs from the amount of cash received. For these purposes, the purchase price under a Purchase Contract generally consists of the portion, if any, of the United States Holder's original purchase price for the Purchase Unit allocated to such Purchase Contract plus the amount of the additional payment to be made upon performance. The Company believes that the character of such gain or loss will be determined in the same manner as on a sale or exchange of a Purchase Contract.

     If a United States Holder sells or otherwise disposes of a Purchase Contract prior to maturity, such holder generally would, under the characterization described above, recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the United States Holder's tax basis in the Purchase Contract (which generally would be zero, as described above). Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the United States Holder has held the Purchase Contract for more than one year at the time of disposition. On a sale or exchange of a Purchase Unit, the amount realized on the sale or exchange will be allocated between the Note and the Purchase Contracts comprising the Purchase Unit based on the relative fair market value of the Note and the Purchase Contracts.

     Under the above characterization, a Note issued as part of a Purchase Unit would be taxable in the same manner as if it had been issued separately. See discussion under "Notes" above.

     Although counsel does not believe that it is more likely, it is possible that a Purchase Unit would be treated as a single debt instrument, the principal amount of which is wholly dependent upon the future value of the property subject to the Purchase Contract. In such case, the Purchase Unit would constitute a contingent payment debt instrument and would be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. For a description of the treatment of contingent payment debt instruments, see discussion under "Optionally Exchangeable Notes" above.

     It is also possible that a Purchase Unit could be characterized in a manner that results in tax consequences different from those described above. Under such alternative characterizations, it is possible, for example, that (i) a United States Holder could be taxable upon the receipt pursuant to the Purchase Contract of property with a value in excess of the principal amount of the Note, rather than upon the sale of such property, (ii) gain could be treated as ordinary income, instead of capital gain, (iii) a portion of the issue price of the Purchase Unit could be allocated to the forward Purchase Contract and a United States Holder could be required to accrue OID equal to that amount, or
(iv) payments of stated interest could be viewed in part as an option premium or other fee income.

Backup Withholding

     Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of the sale before maturity of, the Notes and Units. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will generally withhold tax at a rate of 31% from any such payments to a United States Holder who fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are generally not subject to the backup withholding and information reporting requirements.

     Any amounts withheld under the backup withholding rules from a payment to a United States Holder would be allowed as a refund or a credit against such holder's United States federal income tax provided that the required information is furnished to the Internal Revenue Service.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Program Securities are being offered on a continuing basis by the Company exclusively through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase such Program Securities. The Company will have the sole right to accept offers to purchase Program Securities and may reject any such offer in whole or in part. The Agents will have the right to reject any offer to purchase Program Securities solicited by it in whole or in part. Payment of the purchase price of the Program Securities will be required to be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay an Agent, in connection with sales of Program Securities resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from . 125% to .750% of the initial offering price of the Program Securities to be sold, depending upon the maturity of the Program Securities; provided, however, that commissions with respect to Program Securities having a maturity of 30 years or greater will be negotiated.

     The Company may also sell Program Securities to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Program Securities may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by such Agent and specified in the applicable Pricing Supplement. An Agent may offer the Program Securities it has purchased as principal to other dealers. Such Agent may sell the Program Securities to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Program Securities that are to be resold by an Agent to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

     Unless otherwise provided in the applicable Pricing Supplement, the Company does not intend to apply for the listing of the Program Securities on a national securities exchange, but has been advised by the Agents that they intend to make a market in the Program Securities (or, if separable, any other securities comprised by Units), as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Program Securities (or, if separable, any other securities comprised by any Units).

     MS & Co. and DWR are wholly owned subsidiaries of the Company. Each offering of Program Securities will be conducted in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any Program Securities, each of the Agents may offer and sell such Program Securities (or, if separable, any other securities comprised by any Units) in the course of its business as a broker-dealer. An Agent may act as principal or agent in such transactions. This Prospectus Supplement may be used by the Agents in connection with any such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. The Agents are not obligated to make a market in any Program Securities (or any other securities comprised by Units) and may discontinue any market-making activities at any time without notice.

     Neither of the Agents nor any dealer utilized in the initial offering of Program Securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of the Program Securities, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Program Securities or any other securities the prices of which may be used to determine payments on such Program Securities. Specifically, the Agents may overallot in connection with any offering of Program Securities, creating a short position in the Program Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Program Securities or of any such other securities, the Agents may bid for, and purchase, the Program Securities or any such other securities in the open market. Finally, in any offering of the Program Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Program Securities in the offering if the syndicate repurchases previously distributed Program Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Program Securities above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of Program Securities through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indentures referred to herein or Units similar to those described herein. Such Debt Securities may include medium-term notes ("Global Medium-Term Notes, Series D," and "Global Medium-Term Notes, Series E," collectively referred to as "Euro Medium-Term Notes") and units ("Global Units, Series D" and "Global Units, Series E") that may have terms substantially similar to the terms of the Program Securities offered hereby and that may be offered concurrently with the offering of the Program Securities, on a continuing basis outside the United States by the Company pursuant to a distribution agreement (the "Euro Distribution Agreement") with Morgan Stanley & Co. International Limited and certain other affiliates of the Company, as agents for the Company, the terms of which are substantially similar to the terms of the distribution agreement (the "U.S. Distribution Agreement") with the Agents, except for certain selling restrictions specified in the Euro Distribution Agreement. Any Euro Medium-Term Notes, Series D or Series E, Global Units, Series D or Series E, sold pursuant to such Euro Distribution Agreement, and any Debt Securities, Debt Warrants or pre-paid purchase contracts issued by the Company pursuant to the Indentures or any preferred stock, warrants or purchase contracts issued by the Company, will reduce the aggregate offering price of Program Securities that may be offered by this Prospectus Supplement, any Pricing Supplement and the Prospectus.

                                  LEGAL MATTERS

     The validity of the Notes, Units, Universal Warrants and Purchase Contracts will be passed upon for the Company by Brown & Wood LLP or other counsel who is satisfactory to the Agents and who may be an officer of the Company. Certain legal matters relating to the Notes, Units, Universal Warrants and Purchase Contracts will be passed upon for the Agents by Davis Polk & Wardwell. Davis Polk & Wardwell has in the past represented the Company and continues to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities.



Prospectus

                                 $11,573,316,429
                        Morgan Stanley Dean Witter & Co.
                                 DEBT SECURITIES
                                    WARRANTS
                                 PREFERRED STOCK
                               PURCHASE CONTRACTS
                                      UNITS

                             -----------------------

     Morgan Stanley Dean Witter & Co. (the "Company") may offer and issue from time to time its debt securities ( "Debt Securities") in one or more series. Debt Securities may be issuable in registered form without coupons or in bearer form with or without coupons attached. The Company also may issue and sell warrants to purchase Debt Securities ("Debt Warrants") or to purchase or sell
(i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities ("Universal Warrants," and together with Debt Warrants, the "Warrants"), as set forth in the applicable Prospectus Supplement on terms to be determined at the time of sale. The Company also may offer and issue from time to time purchase contracts ( "Purchase Contracts") requiring the holders thereof to purchase or sell (i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities, as set forth in the applicable Prospectus Supplement on terms to be determined at the time of sale. The Company may satisfy its obligations, if any, with respect to any Universal Warrants or Purchase Contracts by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. Debt Securities, Purchase Contracts and Warrants or any combination thereof may be offered in the form of Units ("Units"). Units may be issued as Definitive Units or Book-Entry Units.

     The Company will offer Debt Securities, Warrants, Purchase Contracts and Units to the public on terms determined by market conditions. Debt Securities, Warrants, Purchase Contracts and Units may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities and cash amounts payable with respect to Warrants or Purchase Contracts may likewise be payable in U.S. dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

     The Company may also offer and issue from time to time in one or more series its Preferred Stock, par value $0.01 per share, on terms to be determined at the time of sale. The Debt Securities, Warrants, Purchase Contracts, Units and Preferred Stock are hereinafter collectively referred to as the "Securities."

     The accompanying Prospectus Supplement will set forth the specific terms of the Securities, including (i) in the case of Debt Securities, the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, redemption terms, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms for any conversion or exchange (including the terms relating to the adjustment thereof), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, (ii) in the case of Warrants, whether such Warrants are Debt Warrants or Universal Warrants, and in the case of Universal Warrants, the
(a) security, basket of securities, index or indices of securities, (b) currencies or composite currencies or (c) commodities, underlying such Universal Warrants and, in any case, the exercise price and other specific terms of the Warrants, (iii) in the case of Purchase Contracts, the (a) security, basket of securities, index or indices of securities, (b) currencies or composite currencies or (c) commodities, underlying such Purchase Contracts and other specific terms of such Purchase Contracts, (iv) in the case of Units, the particular combination of Purchase Contracts, Warrants and Debt Securities comprising such Units and any other specific terms of such Units and (v) in the case of a particular series of Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or manner of calculation thereof), the dividend periods (or manner of calculation thereof), the stated value of the shares of such series, the voting rights of the shares of such series, whether and on what terms the shares of such series may be redeemed at the option of the Company, whether depositary shares representing shares of such series of Preferred Stock will be offered and if so, the fraction or multiple of a share of Preferred Stock represented by each depositary share, listing (if any) on a securities exchange and any other specific terms of such series of Preferred Stock being offered. The accompanying Prospectus Supplement will also set forth the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities being offered and the managing underwriters with respect to any Securities sold to or through underwriters. Any such underwriters (and any representative thereof), dealers or agents in the United States will include Morgan Stanley & Co. Incorporated ("MS & Co.") and/or Dean Witter Reynolds Inc. ("DWR") and any such underwriters (and any representative thereof), dealers or agents outside the United States will include Morgan Stanley & Co. International Limited ("MSIL") or other affiliates of the Company.

                             -----------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

     Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     Following the initial distribution of a series of Securities, MS & Co., MSIL, DWR and other affiliates of the Company may offer and sell previously issued Securities in the course of their businesses as broker-dealers (subject, in the case of Preferred Stock and Depositary Shares, to obtaining any necessary approval of The New York Stock Exchange for any such offers and sales by MS & Co. and DWR). MS & Co., MSIL, DWR and such other affiliates may act as a principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by MS & Co., MSIL, DWR and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

                             -----------------------

                           MORGAN STANLEY DEAN WITTER

March 26, 1998

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             -----------------------


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Website is http:/www.sec.gov. The Company's Common Stock, par value $0.01 per share (the "Common Stock"), is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange, Inc. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 233 South Beaudry Avenue, Los Angeles, California 90012.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                             -----------------------


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission under the Exchange Act by the Company are incorporated herein by reference:

      (a) Annual Report on Form 10-K for the fiscal year ended November 30, 1997; and

      (b) Current Reports on Form 8-K dated December 8, 1997, January 7, 1998, February 12, 1998 and March 26, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Securities and (ii) the date on which MS & Co., MSIL, DWR and other affiliates of the Company cease offering and selling previously issued Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any document incorporated or deemed to be incorporated by reference herein has not been nor shall be submitted for review under the clearance procedures of the Commission des Operations de Bourse of the Paris Bourse, except as required in connection with the listing of any Securities on the Paris Bourse.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 1585 Broadway, New York, New York 10036, Attention: Investor Relations (telephone number (212) 762-8131).

                             -----------------------


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES. SPECIFICALLY, THE AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT.

                                   THE COMPANY

     Morgan Stanley Dean Witter & Co. (the "Company") is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses--securities, asset management and credit services. The Company is a combination of Dean Witter, Discover & Co. ("Dean Witter Discover") and Morgan Stanley Group Inc. ("Morgan Stanley") and was formed pursuant to a merger of equals that was effected on May 31, 1997 in which Morgan Stanley was merged with and into Dean Witter Discover (the "Merger"). The Company combines three well recognized brands in the financial services industry: Morgan Stanley, Dean Witter and Discover(R) Card. The Company combines global strength in investment banking (including in the origination of quality underwritten public offerings and in mergers and acquisitions advice) and institutional sales and trading, with strength in providing investment and global asset management products and services and, primarily through its Discover Card brand, quality consumer credit products.

     At November 30, 1997, the Company had the third largest account executive sales organization in the United States, with 9,946 professional account executives and 399 branches, and one of the largest global asset management operations of any full-service securities firm, with total assets under management and administration of $338 billion. In addition, based on its approximately 40 million general purpose credit card accounts as of November 30, 1997, the Company was the nation's largest credit card issuer as measured by number of accounts and cardmembers.

     The Company conducts its business from its headquarters in New York City, its regional offices and branches throughout the United States, and its principal offices in London, Tokyo, Hong Kong and throughout the world. Dean Witter Discover was incorporated under the laws of the State of Delaware in 1981, and its predecessor companies date back to 1924. Morgan Stanley was incorporated under the laws of the State of Delaware in 1975, and its predecessor companies date back to 1935. At November 30, 1997, the Company had 47,277 employees.

     The Company, through its subsidiaries, provides a wide range of financial and securities services on a global basis and provides credit and transaction services nationally. Its securities businesses ("Securities Services") include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance, and other corporate finance advisory activities; full-service brokerage; research services; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories, rates and indices; and securities lending. The Company's asset management businesses ("Asset Management") include providing global asset management advice and services to individual and institutional investors through well-recognized brand names, including Dean Witter InterCapital, Van Kampen American Capital, Morgan Stanley Asset Management and Miller Anderson & Sherrerd; global custody and securities clearance; and principal investment activities. The Company's credit and transaction services businesses include the operation of the NOVUS(R) Network, a proprietary network of merchant and cash access locations, and the issuance of the Discover Card and other proprietary general purpose credit cards. The Company's services are provided to a large and diversified group of clients and customers including corporations, governments, financial institutions and individuals.

     The Company's principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. Unless the context otherwise requires, the term "Company" means Morgan Stanley Dean Witter & Co. and its consolidated subsidiaries.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the Securities offered hereby will be used for general corporate purposes of the Company, which may include additions to working capital, the redemption of outstanding preferred stock, the repurchase of outstanding common stock and the repayment of indebtedness or for such other purposes set forth in the applicable Prospectus Supplement. The Company anticipates that it will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance its businesses worldwide.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
           AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the Company for the periods indicated. The fiscal year information for 1996, 1995, 1994 and 1993 combines the historical financial information of Dean Witter Discover for the years ended December 31, 1996, 1995, 1994 and 1993 with the historical financial information of Morgan Stanley for the fiscal years ended November 30, 1996, 1995, 1994 and 1993. Subsequent to the Merger, the Company adopted a fiscal year end of November 30. The fiscal year information for 1997 reflects the change in fiscal year end.

                                                  Fiscal Year
                                    ----------------------------------------

                                    1997     1996     1995     1994     1993
                                    ----     ----     ----     ----     ----
Ratio of earnings to
 fixed charges ....................  1.4      1.3      1.3      1.3      1.4
Ratio of earnings to fixed
 charges and preferred
 stock dividends ..................  1.4      1.3      1.3      1.3      1.4

     For the purpose of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and that portion of rent expense estimated to be representative of the interest factor. Additionally, for purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends (on a pre-tax basis) are included in the denominator of the ratio.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a Senior Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Senior Indenture dated as of May 15, 1991 and a Second Supplemental Senior Indenture dated as of April 15, 1996, each between Morgan Stanley (as predecessor to the Company) and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee, and by a Third Supplemental Senior Indenture dated as of June 1, 1997 and a Fourth Supplemental Senior Indenture dated as of March 1, 1998, each between the Company and The Chase Manhattan Bank, as Trustee (as so supplemented and as further supplemented from time to time, the "Senior Debt Indenture"), and, in the case of Debt Securities that will be subordinated debt, under a Subordinated Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Subordinated Indenture dated as of May 15, 1991 and a Second Supplemental Subordinated Indenture dated as of April 15, 1996 each between Morgan Stanley (as predecessor to the Company) and The First National Bank of Chicago, as Trustee, and by a Third Supplemental Subordinated Indenture dated as of June 1, 1997 and a Fourth Supplemental Subordinated Indenture dated as of March 1, 1998, each between the Company and The First National Bank of Chicago, as Trustee (as so supplemented and as further supplemented from time to time, the "Subordinated Debt Indenture"). The Senior Debt Indenture and Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank and The First National Bank of Chicago are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees."

     The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's negative pledge. See "Subordinated Debt" and "Certain Covenants." The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities." As used under this caption and the captions "Description of Warrants," "Description of Capital Stock," "Description of Purchase Contracts" and "Description of Units," the term "Company" means Morgan Stanley Dean Witter & Co.

General

     Neither of the Indentures limits the amount of additional indebtedness that the Company or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Company. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company, a Delaware chartered bank and an indirect wholly owned subsidiary of the Company, and other bank subsidiaries) by banking regulations.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies, including the euro, or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate or rates will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vii) any repayment, redemption, prepayment or sinking fund provisions;
(viii) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (ix) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, any specific terms relating to the adjustment thereof and the period during which such Debt Securities may be so converted or exchanged; (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xi) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of such Debt Securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

Senior Debt

     The Debt Securities and, in the case of Bearer Securities, any coupons appertaining thereto (the "Coupons"), that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

Subordinated Debt

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations.

(Subordinated Debt Indenture, Section 1.1)

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such subordinated Debt Securities or such Coupons. (Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

     Negative Pledge. The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary (as defined below) to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on (i) the Voting Securities (as defined below) of MS & Co., MSIL, DWR, Greenwood Trust Company, or any Subsidiary succeeding to any substantial part of the business now conducted by any of such corporations (collectively, the "Principal Subsidiaries") or (ii) Voting Securities of a Subsidiary that owns, directly or indirectly, Voting Securities of any of the Principal Subsidiaries (other than directors' qualifying shares) without making effective provisions whereby the Debt Securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. "Subsidiary" means any corporation, partnership or other entity of which at the time of determination the Company owns or controls directly or indirectly more than 50% of the shares of the voting stock or equivalent interest. "Voting Securities" means stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the Subsidiary in question, provided that, for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened. (Senior Debt Indenture, Section 3.6)

     Merger, Consolidation, Sale, Lease or Conveyance. Each Indenture provides that the Company will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a state thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of such Indenture to be performed or observed by the Company. (Indentures, Section 9.1) This covenant would not apply to a recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or sale, lease or conveyance of all or substantially all of the assets of the Company.

     Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

Events of Default

     An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorganization; (e) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in each of the Indentures means obligations (other than nonrecourse obligations or the Debt Securities of such series issued under such Indenture) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; or (f) default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; provided, however, that if any such failure, default or acceleration referred to in clause (e) or clause (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Indentures, Section 5.1)

     Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of such Debt Securities of each such affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued under such Indenture and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Indentures, Sections 5.1 and 5.10)

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities (treated as one class) issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Indentures, Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Indentures, Section 5.9)

     Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Indentures, Sections 5.6 and 5.9)

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Indentures, Section 3.5)

Discharge, Defeasance and Covenant Defeasance

     The Company can discharge or defease its obligations under an Indenture as set forth below. (Indentures, Section 10.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also discharge any and all of the obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid any duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, defaced, destroyed, lost, or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the relevant Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 (in the case of the Senior Debt Indenture) and 9.1 (which Sections contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases), and elect not to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the relevant Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture;
(ii) the Company delivers to the relevant Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on the subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the relevant Trustee and the holders of the subordinated Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indentures

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Indentures, Section 8.1)

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Indentures, Section 8.2)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

Concerning the Trustees

     The Chase Manhattan Bank and The First National Bank of Chicago are two of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities.

                             DESCRIPTION OF WARRANTS

     The Company may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities on terms to be determined at the time of sale. The Company may also issue Universal Warrants to purchase or sell
(i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities, on terms to be determined at the time of sale. The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. Warrants may be offered separately or together with one or more additional Warrants, Purchase Contracts or Debt Securities or any combination thereof in the form of Units, as set forth in the applicable Prospectus Supplement. If Warrants are issued as part of a Unit, the accompanying Prospectus Supplement will specify whether such Warrants may be separated from the other Securities in such Unit prior to the Warrants' expiration date. The Warrants offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Warrants."

     The Offered Warrants are to be issued under one or more Warrant Agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), and may be issued in one or more series, all as shall be set forth in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement for any further description of the terms of any Warrant Agreement governing the Offered Warrants. The forms of Warrant Agreement for the Warrants are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the applicable Warrant Agreement and the Warrants do not purport to be complete and such summaries are subject to the detailed provisions of such Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Warrants. Wherever particular provisions of the Warrant Agreement are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

General

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Warrants: (i) the specific designation and aggregate number of and the price at which the Offered Warrants will be issued; (ii) the currency or composite currency for which the Offered Warrants may be purchased; (iii) the date on which the right to exercise the Offered Warrants shall commence and the date (the "Warrant Expiration Date") on which such right shall expire or, if the Offered Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Warrant Exercise Date," which term shall also mean, with respect to Offered Warrants continuously exercisable for a period of time, every date during such period); (iv) whether the Warrant certificates representing the Offered Warrants (the "Warrant Certificates") will be in registered form ("Registered Warrants") or bearer form ("Bearer Warrants") or both; (v) whether any Offered Warrants will be issued in global or definitive form or both; (vi) any applicable United States federal income tax consequences;
(vii) the identity of the Warrant Agent in respect of the Offered Warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or determination or other agents; (viii) the proposed listing, if any, of the Offered Warrants or the securities purchasable upon exercise thereof on any securities exchange; (ix) whether the Offered Warrants are to be sold separately or with other Offered Securities as part of Units; and (x) any other terms of the Offered Warrants.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to any Offered Debt Warrants: (i) the designation, aggregate principal amount, currency or composite currency and terms of the Debt Securities that may be purchased upon exercise of the Offered Debt Warrants,
(ii) if applicable, the designation and terms of the Debt Securities with which the Offered Debt Warrants are issued and the number of the Offered Debt Warrants issued with each of such Debt Securities, (iii) if applicable, the date on and after which the Offered Securities and the related Debt Securities will be separately transferable and (iv) the principal amount of Debt Securities purchasable upon exercise of each Offered Debt Warrant, the price at which and the currency or composite currency in which such principal amount of Debt Securities may be purchased upon such exercise and the method of such exercise.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to any Offered Universal Warrants: (i) whether such Offered Universal Warrants are put Warrants or call Warrants; (ii)(a) the specific security, basket of securities, index or indices of securities or combination of the above, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of each Offered Universal Warrant; (iii) the price at which and the currency or composite currency with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same); (iv) whether such exercise price may be paid in cash, by the exchange of any other Security offered with such Offered Universal Warrants or both and the method of such exercise; and (v) whether the exercise of such Offered Universal Warrants is to be settled in cash or by delivery of the underlying securities or commodities or both.

     Registered Warrants of each series will be evidenced by Warrant Certificates in registered form, which may be global Registered Warrants or definitive Registered Warrants, as specified in the applicable Prospectus Supplement. Bearer Warrants of each series will be evidenced by one or more global Warrant Certificates in bearer form and, if specified in the applicable Prospectus Supplement, in definitive form. Bearer Debt Warrants will not be issued in definitive form. See "Global Securities" herein.

     At the option of the holder upon request confirmed in writing, and subject to the terms of the applicable Warrant Agreement, Registered Warrants in definitive form may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed) at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) without service charge and upon payment of any taxes and other governmental charges as described in such Warrant Agreement. Such transfer or exchange will be effected only if the Warrant Agent for such series of Warrants is satisfied with the documents of title and identity of the person making the request.

Modifications

     Each Warrant Agreement and the terms of the Warrants and the Warrant Certificates may be amended by the Company and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     The Company and any Warrant Agent may also modify or amend the Warrant Agreement between them and the terms of the Warrants issued thereunder, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that changes the exercise price of the Warrants, reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the rights of the owners of the Warrants or reduces the percentage of outstanding Warrants, the consent of whose owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants issued thereunder, may be made without the consent of the owners affected thereby.

Merger, Consolidation, Sale or Other Disposition

     If at any time there shall be a merger or consolidation of the Company or a transfer of substantially all of its assets as permitted under the applicable Indentures, the successor corporation thereunder shall succeed to and assume all obligations of the Company under each Warrant Agreement and the Warrant Certificates. The Company shall thereupon be relieved of any further obligation under such Warrant Agreements and such Warrants. The Company shall notify the Warrantholders of the occurrence of any such event. See "Description of Debt Securities -- Certain Covenants."

Enforceability of Rights of Warrantholders; Governing Law

     The Warrant Agents will act solely as agents of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Any holder of Warrant Certificates and any beneficial owner of Warrants may, without the consent of the Warrant Agent, any other holder or beneficial owner, the relevant Trustee, the holder of any Debt Securities or other securities issuable upon exercise of Warrants or, if applicable, the common depositary for the Euroclear System currently operated by Morgan Guaranty Trust Company of New York, Brussels Office, or its successor as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme or its successor ("Cedel Bank"), enforce by appropriate legal action, on its own behalf, its right to exercise the Warrants evidenced by such Warrant Certificates, in the manner provided therein and in the applicable Warrant Agreement. No holder of any Warrant Certificate or beneficial owner of any Warrants shall be entitled to any of the rights of a holder of the Debt Securities or other securities purchasable upon exercise of such Warrants, including, without limitation, the right to receive the payment of dividends, principal of or premium, if any, or interest, if any, on such Debt Securities or other securities or to enforce any of the covenants or rights in the relevant Indenture or any other similar agreement. The Warrants and each Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Unsecured Obligations of the Company

     The Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.

                        DESCRIPTION OF PURCHASE CONTRACTS

     The Company may issue Purchase Contracts for the purchase or sale of (i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable Prospectus Supplement, (ii) currencies or composite currencies or (iii) commodities. Each Purchase Contract will entitle the holder thereof to purchase or sell, and obligate the Company to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a Purchase Contract.

     Purchase Contracts may require holders to satisfy their obligations thereunder when such Purchase Contracts are issued ("Pre-paid Purchase Contracts"). The Company's obligation to settle such Pre-paid Purchase Contracts on the relevant settlement date will constitute Senior Indebtedness or subordinated indebtedness of the Company. Accordingly, such Pre-paid Purchase Contracts will be issued under the Senior Debt Indenture or the Subordinated Debt Indenture, as specified in the applicable Prospectus Supplement.

                              DESCRIPTION OF UNITS

     As specified in the applicable Prospectus Supplement, Units will consist of one or more Purchase Contracts, Warrants and Debt Securities or any combination thereof. Reference is made to the applicable Prospectus Supplement for (i) all terms of Units and of the Purchase Contracts, Warrants and Debt Securities, or any combination thereof, comprising such Units, including whether and under what circumstances the Securities comprising such Units may or may not be traded separately, (ii) a description of the terms of any Unit Agreement governing the Units and (iii) a description of the provisions for the payment, settlement, transfer or exchange of the Units.

      LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER DEBT WARRANTS

     In compliance with United States federal income tax laws and regulations, Bearer Securities (including Bearer Securities in global form) and Bearer Debt Warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as otherwise permitted by United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of Bearer Securities or Bearer Debt Warrants, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any Bearer Securities or during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above) and (ii) they will not, at any time, offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Warrants in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents or dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Securities or Bearer Debt Warrants are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Securities or Bearer Debt Warrants. Moreover, Bearer Securities (other than temporary global Debt Securities and Bearer Securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any Coupons appertaining thereto will not be delivered in definitive form, and no interest will be paid thereon, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in applicable United States Treasury Regulations) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Security through a foreign branch of a United States financial institution and who holds the Bearer Security through such financial institution through such date (and in either case (a) or (b) above, each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of such Bearer Security is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or clause (ii) above), such financial institution certifies that it has not acquired the Bearer Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. Bearer Debt Warrants will not be issued in definitive form. Payments on Bearer Securities and Bearer Debt Warrants will be made only outside the United States and its possessions except as permitted by the above regulations.

     Bearer Securities (other than temporary global Securities) and any Coupons appertaining thereto will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of such Bearer Security or Coupon.

     As used in the preceding two paragraphs, the term Bearer Securities includes Bearer Securities that are part of Units and the term Bearer Debt Warrants includes Bearer Debt Warrants that are part of Units. As used herein, "United States person" means, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus, the Company's authorized capital stock consists of 1,750,000,000 shares of Common Stock, par value $0.01 per share, and 30,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors of the Company has the power, without further action by the stockholders unless action is required by applicable laws or regulations or by the terms of outstanding Preferred Stock, to issue Preferred Stock in one or more series and to fix the voting rights, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto.

     The rights of holders of the Preferred Stock offered hereby (the "Offered Preferred Stock") will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Board of Directors may cause shares of Preferred Stock to be issued to obtain additional financing, in connection with acquisitions, to officers, directors or employees of the Company and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes. Shares of Preferred Stock issued by the Company may have the effect, under certain circumstances, alone or in combination with certain other provisions of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

     As of January 26, 1998, there were approximately 605,394,651 shares of Common Stock outstanding. On January 26, 1998, the Company also had outstanding the following series of Preferred Stock: approximately 3,642,149 shares of ESOP Convertible Preferred Stock, with a liquidation value of $35.875 per share (the "ESOP Preferred Stock"), issued in connection with the Company's Employee Stock Ownership Plan (the "ESOP"), 1,000,000 shares of 7 3/8% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7 3/8% Preferred Stock"), 1,000,000 shares of 7 3/4% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7 3/4% Preferred Stock") and 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative Preferred Stock, with a stated value of $200.00 per share (the "Series A Fixed/Adjustable Rate Preferred Stock"). The 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock are collectively referred to herein as the "Existing Cumulative Preferred Stock." In addition, the Company and its wholly owned subsidiary Morgan Stanley Finance plc have outstanding Capital Units that may result in up to 611,238 shares of the Company's 7.82% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.82% Preferred Stock"), being issued at any time, up to 1,150,000 shares of the Company's 7.80% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.80% Preferred Stock"), being issued at any time, up to 720,900 shares of the Company's 9.00% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "9.00% Preferred Stock"), being issued at any time, up to 996,776 shares of the Company's 8.40% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.40% Preferred Stock"), being issued at any time, up to 847,500 shares of the Company's 8.20% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.20% Preferred Stock"), being issued at any time, and up to 670,000 shares of the Company's 8.03% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.03% Preferred Stock"), being issued at any time on or after February 28, 1998. The 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock are collectively referred to herein as the "Capital Units Cumulative Preferred Stock." In addition, the Company has authorized the issuance of up to 450,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), which may be issued as a result of the exercise of certain rights issued to the holders of the Common Stock pursuant to the Company's Rights Plan. See "The Rights Plan." The following summary does not purport to be complete and is qualified by the Company's Certificate of Incorporation, by a Certificate of Designation of Preferences and Rights of the ESOP Preferred Stock, by a Certificate of Designation of Preferences and Rights for each of the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, by a Certificate of Designation of Preferences and Rights of each series of Existing Cumulative Preferred Stock and by a Certificate of Designation of Preferences and Rights for the Series A Preferred Stock.

Offered Preferred Stock

     The Board of Directors of the Company has authorized the issuance in series of additional shares of Preferred Stock and has authorized a committee of the Board of Directors (the "Committee") to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the Offered Preferred Stock. The shares of Offered Preferred Stock, when issued and sold, will be fully paid and nonassessable.

     The following description of the terms of the Offered Preferred Stock sets forth certain general terms and provisions of the Offered Preferred Stock to which a Prospectus Supplement relates. The number of shares and all of the terms and conditions of the relative rights, preferences and limitations of the respective series of Offered Preferred Stock as established by the Board of Directors or the Committee will be set forth in the Prospectus Supplement accompanying this Prospectus relating to the particular series of Offered Preferred Stock being offered thereby. The terms of particular series of Offered Preferred Stock may differ, among other things, in (i) the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof) on the shares of such series, (iii) the dividend periods (or the method of calculation thereof), (iv) the stated value of the shares of such series, (v) the voting rights of the shares of such series, (vi) the preferences and rights of the shares of such series upon any liquidation or winding-up of the Company,
(vii) whether or not and on what terms the shares of such series will be subject to redemption at the option of the Company, (viii) whether depositary shares representing shares of such series of Offered Preferred Stock will be offered and, if so, the fraction or multiple of a share of such series of Offered Preferred Stock represented by each depositary share and (ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

     As described under "Depositary Shares" below, the Company may, at its option, elect to offer depositary shares (the "Depositary Shares") evidenced by depositary receipts, each representing a fraction or a multiple (to be specified in the Prospectus Supplement relating to the particular series of Offered Preferred Stock) of a share of the particular series of Offered Preferred Stock issued and deposited with a depositary, in lieu of offering individual shares of such series of Offered Preferred Stock.

     The following statements are brief summaries of certain provisions that will be contained in the Certificate of Designation authorizing the issuance of a series of Offered Preferred Stock, do not purport to be complete and are qualified in their entirety by reference to such Certificate of Designation, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and by the Company's Certificate of Incorporation. The resolutions to be set forth in the Certificate of Designation will be adopted by the Board of Directors or the Committee prior to the issuance of a series of Offered Preferred Stock, and such Certificate of Designation will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable. In the event the Company elects to issue Depositary Shares, each representing a fraction or a multiple of a share of a particular series of Offered Preferred Stock, subject to the terms of the Deposit Agreement (as defined below), each such Depositary Share will be entitled, in proportion to the applicable fraction or multiple of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). See "Depositary Shares" below. The following statements concerning Depositary Shares, Depositary Receipts (as defined below) and the Deposit Agreement do not purport to be complete and are qualified in their entirety by reference to the forms of such documents, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Rank. Each series of Offered Preferred Stock will rank, with respect to voting powers, preferences or relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, junior to any series of capital stock of the Company expressly stated to be senior to such series of the Offered Preferred Stock, senior to any class of capital stock expressly stated to be junior to such series of the Offered Preferred Stock, and on a parity with each other series of Offered Preferred Stock and all other classes of capital stock of the Company. The Offered Preferred Stock will rank, as to payment of dividends and amounts payable on liquidation, prior to the Common Stock (see "Common Stock" below) and on a parity with the ESOP Preferred Stock, each series of the Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock.

     Dividends. Holders of shares of the Offered Preferred Stock will be entitled to receive, when and as declared by the Board of Directors or the Committee out of funds legally available for payment, cumulative cash dividends at an annual rate set forth in, or determined or calculated in accordance with the method or formula set forth in, and on the dates, for the periods and otherwise in the manner set forth in, the Prospectus Supplement. Dividends on the Offered Preferred Stock will be payable to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or the Committee. Dividends will be cumulative from the date of original issue of such series. The Offered Preferred Stock will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Offered Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on any series of Offered Preferred Stock or redeem or otherwise repurchase any shares of any series of Offered Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company.

     No dividends may be declared or paid or set apart for payment on any Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on the outstanding shares of Offered Preferred Stock dividends for all dividend payment periods of each series of the Offered Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period or periods of each series of the Offered Preferred Stock next preceding such dividend payment date, on the other hand.

     Except as set forth above, unless full cumulative dividends on the outstanding shares of Offered Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Preferred Stock of the Company ranking junior to or on a parity with the Offered Preferred Stock as to dividends (which parity Preferred Stock currently includes the ESOP Preferred Stock and the Existing Cumulative Preferred Stock and, if issued, would include the Capital Units Cumulative Preferred Stock), nor may any Common Stock or such other Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Offered Preferred Stock outstanding on the last dividend payment date for any series of Offered Preferred Stock shall have been paid or declared and set apart for payment; and provided further that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Offered Preferred Stock as to dividends.

     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     The ability of the Company, as a holding company, to pay dividends on the Offered Preferred Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and the payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR ) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations. Such restrictions could limit the ability of the Company to pay dividends to its stockholders.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of Preferred Stock ranking junior to the Offered Preferred Stock as to rights upon liquidation, dissolution or winding up that may be issued in the future or (ii) Common Stock, liquidating distributions in an amount equal to the stated value per share of each series of Offered Preferred Stock, as set forth in the applicable Prospectus Supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution; but the holders of the shares of Offered Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Offered Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Offered Preferred Stock and any other Preferred Stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Offered Preferred Stock are not paid in full, the holders of the Offered Preferred Stock and of such other Preferred Stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

     Because the Company is a holding company, its rights and the rights of its creditors and its stockholders, including the holders of the shares of Offered Preferred Stock, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     Optional Redemption. The Prospectus Supplement will indicate whether, and if so on what terms, shares of a series of the Offered Preferred Stock will be subject to any mandatory redemption or sinking fund provision. The Prospectus Supplement will also indicate whether, and if so on what terms (including the date on or after which redemption may occur), shares of a series of the Offered Preferred Stock will be redeemable. Any such redemption would be effected upon not less than 30 days' notice at a redemption price of not less than the stated value per share of the applicable series of Offered Preferred Stock plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption. If full cumulative dividends on all outstanding shares of Offered Preferred Stock have not been paid, no shares of Offered Preferred Stock may be redeemed in part and the Company may not purchase or acquire any shares of Offered Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Offered Preferred Stock. If fewer than all the outstanding shares of a series of Offered Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

     Voting Rights. Unless otherwise determined by the Board of Directors of the Company and indicated in the Prospectus Supplement, holders of the Offered Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any shares of Offered Preferred Stock or any other class or series of stock ranking on a parity with the Offered Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of each series of Offered Preferred Stock (voting separately as a class with all other series of Preferred Stock (including the Existing Cumulative Preferred Stock) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Offered Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Each holder of shares of the Offered Preferred Stock will have one vote for each share of Offered Preferred Stock held.

     So long as any shares of the Offered Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of Offered Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock (including the Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock) upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Offered Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding Offered Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the Offered Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such powers, preferences or special rights.

     The transfer agent, dividend disbursing agent and registrar for each series of Offered Preferred Stock will be The Bank of New York.

Depositary Shares

     General. The Company may, at its option, elect to offer fractional shares or some multiple of shares of Offered Preferred Stock, rather than individual shares of Offered Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction or a multiple (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

     The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, The Bank of New York, as depositary (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction or multiple of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of Offered Preferred Stock. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits. Immediately following the issuance of shares of a series of Offered Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

     Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Offered Preferred Stock to the record holders of Depositary Shares relating to such series of Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders in proportion to the number of Depositary Shares owned by such holders.

     The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

     Withdrawal of Stock. Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Offered Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Offered Preferred Stock, but holders of such whole shares of Offered Preferred Stock will not thereafter be entitled to deposit such shares of Offered Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder, or upon his or her order, at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     Voting the Offered Preferred Stock. Upon receipt of notice of any meeting at which the holders of any series of the Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Offered Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Offered Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Offered Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Offered Preferred Stock.

     Redemption of Depositary Shares. If a series of the Offered Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Offered Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction or multiple of the redemption price per share payable with respect to such series of the Offered Preferred Stock. If the Company redeems shares of a series of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Offered Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Offered Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after there has been a final distribution in respect of the related series of Offered Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

     Charges of Preferred Stock Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Offered Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Offered Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Offered Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they are liable for negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Offered Preferred Stock unless satisfactory indemnity is furnished. The Preferred Stock Depositary and the Company may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Offered Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary's corporate trust office is currently located at 101 Barclay Street, New York, New York 10286. The Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Offered Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

     Resignation and Removal of Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Common Stock

     Each holder of Common Stock is entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and except as otherwise required by law or except as provided with respect to any series of Preferred Stock (including the ESOP Preferred Stock), the holders of such shares, together with the holders of ESOP Preferred Stock, will possess all voting power. The Board is divided into three classes of directors with the term of one class expiring at each annual meeting of stockholders. Because the Company's Certificate of Incorporation does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares of capital stock entitled to be voted generally in the election of directors (the "Voting Stock") represented at a meeting will be able to elect all the directors standing for election at such meeting. As of January 26, 1998, certain current and former Managing Directors and Principals of MS & Co. beneficially owned in the aggregate approximately 80,642,355 shares of Common Stock subject to voting restrictions contained in certain agreements (the "Voting Agreements"). As of such date, such shares constituted approximately 12.97% of the votes that are entitled to be cast at any meeting of the Company's stockholders.

     The holders of the Common Stock are entitled to share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, but only after payment of dividends required to be paid on outstanding shares of Offered Preferred Stock, ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the Common Stock as to dividends, including, if issued, the Capital Units Cumulative Preferred Stock. The ability of the Company, as a holding company, to pay dividends on its Common Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR ) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations. Such restrictions could limit the ability of the Company to pay dividends to its stockholders.

     Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Common Stock share pro rata in the assets remaining after payments to creditors and provision for the preference of any Offered Preferred Stock, ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the Common Stock upon liquidation, dissolution or winding up that may be then outstanding, including, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

     All of the outstanding shares of Common Stock are fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is Dean Witter Trust FSB.

ESOP Convertible Preferred Stock

     The ESOP Preferred Stock is senior to the Company's Common Stock and ranks on a parity with the Offered Preferred Stock and the Existing Cumulative Preferred Stock (and, if issued, the Capital Units Cumulative Preferred Stock) as to the payment of dividends and upon liquidation. The holders of shares of the ESOP Preferred Stock are entitled to receive, when declared out of funds legally available therefor, cash dividends in the amount of $2.78 per share per annum, subject to adjustment, payable either annually or semiannually, at the election of the Board of Directors of the Company. Holders of ESOP Preferred Stock are entitled to receive $35.875 per share, subject to adjustment (the "ESOP Preferred Stock Liquidation Price"), upon dissolution or liquidation of the Company.

     So long as any shares of ESOP Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the ESOP Preferred Stock as to dividends (which parity Preferred Stock currently includes the Offered Preferred Stock and the Existing Cumulative Preferred Stock and, if issued, would include the Capital Units Cumulative Preferred Stock), unless there shall also be or have been declared and paid or set apart for payment on the ESOP Preferred Stock like dividends for all dividend payment periods of the ESOP Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid through the dividend payment period or periods of the ESOP Preferred Stock next preceding such dividend payment date, on the other hand.

     Holders of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of shares of Common Stock, voting together with the holders of shares of Common Stock as one class. Each share of ESOP Preferred Stock is entitled to the number of votes equal to 1.35 times the number of shares of Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for such vote. Shares of ESOP Preferred Stock are allocated to each participant in the ESOP on December 31 in each year.

     Each share of ESOP Preferred Stock is convertible into shares of Common Stock by the trustee of the ESOP at any time prior to the date fixed for redemption of the ESOP Preferred Stock at a conversion rate of one share of ESOP Preferred Stock to 3.3 shares of Common Stock, which rate is subject to adjustment. The conversion price per share at which shares of Common Stock will be issued upon conversion of any shares of ESOP Preferred Stock is $35.875, subject to adjustment.

     The ESOP Preferred Stock is redeemable at the Company's option at the ESOP Preferred Stock Liquidation Price plus accrued dividends at any time after September 19, 2000 and prior thereto under certain circumstances at specified prices. The Company may pay the redemption price of the ESOP Preferred Stock in cash, in shares of Common Stock or a combination thereof. Neither ESOP Preferred Stock nor shares of Common Stock issued upon conversion of ESOP Preferred Stock are subject to the restrictions on voting and disposition contained in the Voting Agreements.

Existing Cumulative Preferred Stock

     Other than as described below, the terms of the 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock are identical. Unless otherwise indicated, the terms and provisions described below relate to each of the 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock, which are collectively referred to as the "Existing Cumulative Preferred Stock." Unless otherwise indicated below, the terms and provisions described below for the Existing Cumulative Preferred Stock also relate to the Capital Units Cumulative Preferred Stock, if issued.

     Each series of the Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock ranks on a parity with each other and with the Offered Preferred Stock and the ESOP Preferred Stock and prior to the Common Stock as to payment of dividends and amounts payable on liquidation. The shares of Existing Cumulative Preferred Stock are fully paid and nonassessable, are not convertible into Common Stock of the Company and have no preemptive rights.

     Dividends. Holders of the shares of Existing Cumulative Preferred Stock (except for the Series A Fixed/Adjustable Rate Preferred Stock) are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly at the rate of 7 3/8% per annum, 7 3/4% per annum, 7.82% per annum (if the 7.82% Preferred Stock is issued), 7.80% per annum (if the 7.80% Preferred Stock is issued), 9.00% per annum (if the 9.00% Preferred Stock is issued), 8.40% per annum (if the 8.40% Preferred Stock is issued), 8.20% per annum (if the 8.20% Preferred Stock is issued) and 8.03% per annum (if the 8.03% Preferred Stock is issued), as the case may be. Holders of the shares of Series A Fixed/Adjustable Rate Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly at a rate of 5.91% per annum through November 30, 2001 and thereafter at a rate of .37% plus the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate (each as defined in the applicable Certificate of Designation); provided, however, that the dividends so payable will not be less than 6.41% nor greater than 12.41% per annum (subject to certain adjustments described below). The amount of dividends payable in respect of the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction. The Existing Cumulative Preferred Stock will be junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to the Existing Cumulative Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Existing Cumulative Preferred Stock or redeem or otherwise repurchase any shares of Existing Cumulative Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company.

     No dividends may be declared or paid or set apart for payment on any preferred stock ranking on a parity as to dividends with the Existing Cumulative Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on each series of the Existing Cumulative Preferred Stock dividends for all dividend payment periods of the Existing Cumulative Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period or periods of the Existing Cumulative Preferred Stock next preceding such dividend payment date, on the other hand.

     Except as set forth above, unless full cumulative dividends on the Existing Cumulative Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other preferred stock of the Company ranking junior to or on a parity with the Existing Cumulative Preferred Stock as to dividends (which parity preferred stock currently includes the Offered Preferred Stock and the ESOP Preferred Stock), nor may any Common Stock or such other preferred stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of each series of the Existing Cumulative Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided further that any such junior or parity preferred stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Existing Cumulative Preferred Stock as to dividends.

     Optional Redemption. The Existing Cumulative Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The 7 3/8% Preferred Stock is not redeemable prior to August 30, 1998; the 7 3/4% Preferred Stock is not redeemable prior to August 30, 2001, except that under certain circumstances prior thereto, it may be redeemed at specified prices; the Series A Fixed/Adjustable Rate Preferred Stock is not redeemable prior to November 30, 2001, except that under certain circumstances prior thereto, it may be redeemed at specified prices; if issued, the 7.82% Preferred Stock will not be redeemable prior to November 30, 1998; if issued, the 7.80% Preferred Stock will not be redeemable prior to February 28, 1999; if issued, the 9.00% Preferred Stock will not be redeemable prior to February 28, 2000; if issued, the 8.40% Preferred Stock will not be redeemable prior to August 30, 2000; if issued, the 8.20% Preferred Stock will not be redeemable prior to November 30, 2000; and if issued, the 8.03 Preferred Stock will not be redeemable prior to February 28, 2007, except that under certain circumstances prior thereto, it may be redeemed at specified prices. On or after such dates, the applicable series of Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' notice at a redemption price equal to $200.00 per share in the case of each of the series of Existing Cumulative Preferred Stock and, if issued, each of the series of Capital Units Cumulative Preferred Stock, in each case plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of preferred stock ranking junior to the Existing Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up which may be issued in the future and (ii) Common Stock, liquidating distributions in the amount of $200.00 per share in the case of each of the series of Existing Cumulative Preferred Stock and, if issued, each series of the Capital Units Cumulative Preferred Stock, in each case plus accrued and accumulated but unpaid dividends to the date of final distribution, but the holders of the shares of Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Existing Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Existing Cumulative Preferred Stock and any other preferred stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Existing Cumulative Preferred Stock (including the Offered Preferred Stock) are not paid in full, the holders of the Existing Cumulative Preferred Stock and of such other preferred stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     Voting Rights. Holders of Existing Cumulative Preferred Stock, which for purposes of this section shall include, if issued, the Capital Units Cumulative Preferred Stock, do not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any series of Existing Cumulative Preferred Stock or any other class or series of stock ranking on a parity with such series of Existing Cumulative Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of such series of Existing Cumulative Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Existing Cumulative Preferred Stock have been fully paid or set aside for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Each holder of shares of Existing Cumulative Preferred Stock will have one vote for each share of Existing Cumulative Preferred Stock held.

     So long as any shares of Existing Cumulative Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of each series of Existing Cumulative Preferred Stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the Existing Cumulative Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Existing Cumulative Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of such series of Existing Cumulative Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized preferred stock or the creation and issuance of other series of Common Stock or preferred stock ranking on a parity with or junior to the Existing Cumulative Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such powers, preferences or special rights.

     The transfer agent and registrar for each series of Existing Cumulative Preferred Stock is The Bank of New York.

Additional Provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws

     Size of the Board of Directors, Removal of Directors and Filling Vacancies on the Board of Directors. The Company's Certificate of Incorporation provides for a Board of Directors initially consisting of 14 directors, divided into classes initially consisting of four, four and six directors, respectively, with initial terms expiring at the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively. Thereafter, directors shall hold office for a term expiring at the third succeeding annual meeting of stockholders after their election. Under the Company's Amended and Restated By-Laws ("By-Laws"), a majority of the Board may increase or decrease the number of directors, except that until December 31, 2000, a three-quarters vote of the Board will be required to change the number of directors to an odd number. The Company's Certificate of Incorporation also provides that directors may be removed only for cause and with the approval of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Any vacancy on the Board of Directors or newly created directorship shall be filled by a majority of the remaining directors then in office though less than a quorum, and such newly elected director shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

     Calling Special Meetings of Stockholders. The Company's By-Laws provide that special meetings of the stockholders may be called at any time only by the Secretary of the Company at the direction of the Board.

     Amendment of Governing Documents. The Company's Certificate of Incorporation provides that, generally, it can be amended pursuant to the provisions of the laws of the State of Delaware. Under Section 242 of the Delaware General Corporation Law (the "DGCL"), the Board may propose, and the stockholders may adopt by a majority vote of the Voting Stock, an amendment to the Company's Certificate of Incorporation. However, the Company's Certificate of Incorporation also provides that the approval of 80% of the voting power of the Voting Stock, voting together as a single class, is required in order to amend, repeal or adopt any provision inconsistent with the provisions in the Certificate relating to amendment of the By-Laws, action of stockholders and the Board of Directors and to change the provisions establishing such 80% vote requirement.

     The Company's Certificate of Incorporation provides that the Company's By-Laws may be altered, amended or repealed or new provisions may be adopted by a majority of the Company's Board of Directors or with the approval of at least 80% of the voting power of the Voting Stock of the Company, voting together as a single class. Furthermore, the By-Laws provide that they may be altered, amended or repealed or new provisions may be adopted by a majority of the Board of Directors or with the approval of at least 80% of the voting power of the Voting Stock of the Company; provided, however, that a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new By-Laws in conflict with the provisions of the By-Laws relating to the removal of certain officers and certain amendments of the By-Laws; and provided further, however, that until December 31, 2000, a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new ByLaws in conflict with certain provisions of the By-Laws relating to committees, committee members and chairmen, certain changes to the number of directors and certain other amendments of the By-Laws.

     Limitation of Directors' Liability. Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Under the Company's Certificate of Incorporation, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as in effect or as the same may be amended.

The Rights Plan

     Pursuant to a Rights Agreement (as amended, the "Rights Plan"), dated as of April 25, 1995 and amended as of February 4, 1997, with The Chase Manhattan Bank, as rights agent, holders of shares of Common Stock have certain rights (each a "Right") to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Preferred Stock at a purchase price of $175 per unit subject to adjustment. At present, each share of Common Stock is entitled to one-half Right.

     The Rights become exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock. After the Rights become exercisable, the Rights (other than rights held by an Acquiring Person) will entitle the holders to purchase, under certain circumstances, either Common Stock or common stock of the potential acquirer at a substantially reduced price. The Company is generally entitled to redeem the Rights at a price of $0.01 per Right at any time until ten days following the Stock Acquisition Date. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. Unless earlier redeemed, the Rights will expire at the close of business on April 21, 2005.

     The foregoing description of the Rights is qualified in its entirety by reference to the description of the Rights Plan contained in the Company's Registration Statement or Form 8-A dated April 26, 1995, as amended by a Form 8-A/A dated May 4, 1995.

                                GLOBAL SECURITIES

     The registered Debt Securities, Warrants, Purchase Contracts and Units of any series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of such Depositary or nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered Securities of the series to be represented by such Registered Global Securities. Unless and until it is exchanged in whole for Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Debt Securities, and any payments to holders with respect to Warrants, Purchase Contracts or Units, represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustees, the Warrant Agents, the Unit Agents or any other agent of the Company, agent of the Trustees or agent of the Warrant Agents or Unit Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such Registered Global Security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Securities. Any Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the relevant Trustee, Warrant Agent or other relevant agent of the Company, the Trustees or the Warrant Agents. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     The Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and Cedel Bank or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby in three ways: (i) through agents, (ii) through underwriters and (iii) through dealers. Any such underwriters, dealers or agents in the United States will include MS & Co. and/or DWR and any such underwriters, dealers or agents outside the United States will include MSIL or other affiliates of the Company.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Any such agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable Prospectus Supplement, on a firm commitment basis.

     If any underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which the Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     In order to facilitate the offering of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or any other securities the prices of which may be used to determine payments on such Securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Securities or of any such other securities, the underwriters may bid for, and purchase, the Securities or any such other securities in the open market. Finally, in any offering of the Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms, including MS & Co., MSIL and DWR ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities or Offered Warrants, Purchase Contracts or Units, as the case may be, from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Any underwriter, agent or dealer utilized in the initial offering of Securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     MS & Co., MSIL and DWR are wholly owned subsidiaries of the Company. Each initial offering of Securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") regarding a NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any Securities, MS & Co., MSIL, DWR and other affiliates of the Company may offer and sell such Securities in the course of their business as broker-dealers (subject, in the case of Preferred Stock and Depositary Shares, to obtaining any necessary approval of the NYSE for any such offers and sales by MS & Co. and DWR ). MS & Co., MSIL, DWR and such other affiliates may act as principals or agents in such transactions. This Prospectus may be used by MS & Co., MSIL, DWR and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of MS & Co., MSIL, DWR or any such other affiliate is obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice.

                                  LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Brown & Wood LLP, or other counsel who is satisfactory to MS & Co., MSIL or DWR, as the case may be, and who may be an officer of the Company. Certain legal matters relating to the Securities will be passed upon for the Underwriters by Davis Polk & Wardwell. Davis Polk & Wardwell has in the past represented the Company and continues to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities.

                                     EXPERTS

     The consolidated financial statements and financial statement schedules of the Company and its subsidiaries, as of fiscal year end 1997 and 1996 and for each of the three years in the period ended fiscal year end 1997 included in and incorporated by reference in the Company's Annual Report on Form 10-K dated November 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference. The financial statements and financial statement schedule of Morgan Stanley as of November 30, 1996 and for each of the two years in the period ended November 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as stated in their report and relied upon by Deloitte & Touche LLP in their reports incorporated by reference herein. Such consolidated financial statements have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.

             ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     The Company and certain affiliates of the Company, including MS & Co. and DWR , may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Debt Securities, Warrants or Purchase Contracts (or any Units including Debt Securities, Warrants or Purchase Contracts) are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless such Debt Securities, Warrants or Purchase Contracts (or any Units including Debt Securities, Warrants or Purchase Contracts) are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Universal Warrants or Purchase Contracts should consider the possible implications of owning the securities underlying such instruments in the event of settlement by physical delivery. Any insurance company or pension or employee benefit plan proposing to invest in the Debt Securities, Warrants or Purchase Contracts (or any Units including Debt Securities, Warrants or Purchase Contracts) should consult with its legal counsel.


                        MORGAN STANLEY DEAN WITTER & CO.